Exhibit 99.2

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Gentiva Health Services, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity, and cash flows present fairly, in all material respects, the financial position of Gentiva Health Services, Inc. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Schedule II - Valuation and Qualifying Accounts presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

May 14, 2015

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$135,795	$86,957
Accounts receivable, less allowance for doubtful accounts of $11,204 and $10,680 at December 31, 2014 and December 31, 2013, respectively	299,455	289,905
Deferred tax assets, net	26,183	28,153
Prepaid expenses and other current assets	45,861	64,746

Total current assets	507,294	469,761
Note receivable from CareCentrix	25,000	28,471
Fixed assets, net	39,297	49,375
Intangible assets, net	246,580	253,727
Goodwill	374,225	383,487
Other assets	64,087	68,647

Total assets	$1,256,483	$1,253,468

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$53,075	$45,325
Accounts payable	11,009	15,659
Payroll and related taxes	60,688	64,857
Deferred revenue	42,031	43,864
Medicare liabilities	12,108	23,894
Obligations under insurance programs	76,234	82,634
Accrued nursing home costs	21,065	22,219
Other accrued expenses	88,600	77,018

Total current liabilities	364,810	375,470
Long-term debt	1,099,532	1,124,432
Deferred tax liabilities, net	11,620	8,483
Other liabilities	58,196	53,084
Commitments and contingencies (Note 16)
Equity:
Gentiva shareholders’ deficit:
Common stock, $0.10 par value; authorized 100,000,000 shares; issued 39,124,229 and 37,713,302 shares at December 31, 2014 and December 31, 2013, respectively	3,912	3,771
Additional paid-in capital	473,866	462,262
Treasury stock, at cost, 1,646,813 and 1,337,882 shares at December 31, 2014 and December 31, 2013, respectively	(24,469)	(18,773)
Accumulated deficit	(734,814)	(758,136)

Total Gentiva shareholders’ deficit	(281,505)	(310,876)
Non-controlling interests	3,830	2,875

Total deficit	(277,675)	(308,001)

Total liabilities and shareholders’ deficit	$1,256,483	$1,253,468

See notes to consolidated financial statements.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Net revenues	$1,992,944	$1,726,644	$1,712,804
Cost of services sold	1,081,994	942,180	908,741

Gross profit	910,950	784,464	804,063
Selling, general and administrative expenses	(771,065)	(706,227)	(655,766)
Goodwill, intangibles and other long-lived asset impairment	—	(612,380)	(19,132)
Gain on sale of assets and businesses, net	—	—	8,014
Interest income	2,611	2,704	2,661
Interest expense and other	(101,154)	(113,088)	(92,608)

Income (loss) before income taxes and equity in net loss of CareCentrix	41,342	(644,527)	47,232
Income tax (expense) benefit	(17,294)	39,953	(17,251)
Equity in net loss of CareCentrix	(490)	—	(2,301)

Net income (loss)	23,558	(604,574)	27,680
Less: Net income attributable to non-controlling interests	(236)	(487)	(884)

Net income (loss) attributable to Gentiva shareholders	$23,322	$(605,061)	$26,796

Total comprehensive income (loss)	$23,558	$(604,574)	$27,680

See notes to consolidated financial statements.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Treasury Stock	Non-controlling Interests	Total
	Shares	Amount
Balance at December 31, 2011	31,435,264	$3,144	$387,803	$(179,871)	$(12,878)	$2,593	$200,791
Comprehensive income:
Net income	—	—	—	26,796	—	884	27,680

Total comprehensive income	—	—	—	26,796	—	884	27,680
Income tax expense associated with the exercise of non-qualified stock options	—	—	(223)	—	—	—	(223)
Equity-based compensation expense	—	—	7,645	—	—	—	7,645
Net issuance of stock upon exercise of stock options and under stock plans for employees and directors	574,022	57	3,923	—	—	—	3,980
Acquisition of non-controlling interest	—	—	—	—	—	(1,113)	(1,113)
Distribution to partnership interests	—	—	—	—	—	(826)	(826)
Treasury shares:
Stock repurchase (605,077 shares)	—	—	—	—	(4,974)	—	(4,974)

Balance at December 31, 2012	32,009,286	3,201	399,148	(153,075)	(17,852)	1,538	232,960
Comprehensive (loss) income:
Net (loss) income	—	—	—	(605,061)	—	487	(604,574)

Total comprehensive (loss) income	—	—	—	(605,061)	—	487	(604,574)
Income tax expense associated with the exercise of non-qualified stock options	—	—	(1,507)	—	—	—	(1,507)
Equity-based compensation expense	—	—	8,210	—	—	—	8,210
Net issuance of stock upon exercise of stock options and under stock plans for employees and directors	891,602	89	3,142	—	—	—	3,231
Issuance of stock in connection with Harden acquisition	4,812,414	481	53,269	—	—	—	53,750
Minority interest capital contribution	—	—	—	—	—	1,600	1,600
Distribution to partnership interests	—	—	—	—	—	(750)	(750)
Treasury shares:
Stock withheld (77,003 shares) for payroll tax withholdings related to equity-based compensation	—	—	—	—	(921)	—	(921)

Balance at December 31, 2013	37,713,302	3,771	462,262	(758,136)	(18,773)	2,875	(308,001)
Comprehensive (loss) income:
Net income	—	—	—	23,322	—	236	23,558

Total comprehensive income	—	—	—	23,322	—	236	23,558
Income tax benefit associated with the exercise of non-qualified stock options	—	—	1,278	—	—	—	1,278
Equity-based compensation expense	—	—	8,426	—	—	—	8,426
Net issuance of stock upon exercise of stock options and under stock plans for employees and directors	1,410,927	141	3,951	—	—	—	4,092
Acquisition of non-controlling interest	—	—	(2,051)	—	—	—	(2,051)
Minority interest capital contribution	—	—	—	—	—	1,160	1,160
Distribution to partnership interests	—	—	—	—	—	(441)	(441)
Treasury shares:
Stock withheld (308,931 shares) for payroll tax withholdings related to equity-based compensation	—	—	—	—	(5,696)	—	(5,696)

Balance at December 31, 2014	39,124,229	$3,912	$473,866	$(734,814)	$(24,469)	$3,830	$(277,675)

See notes to consolidated financial statements.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
OPERATING ACTIVITIES:
Net income (loss)	$23,558	$(604,574)	$27,680
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,484	24,621	26,580
Amortization of debt issuance costs	6,457	14,715	13,300
Write-off of debt issuance costs	—	16,085	461
Provision for doubtful accounts	6,119	6,730	4,066
Equity-based compensation expense	8,426	8,210	7,645
Windfall tax benefits associated with equity-based compensation	(3,623)	(119)	(88)
Goodwill, intangibles and other long-lived asset impairment	—	612,380	19,132
Gain on sale of assets and businesses, net	—	—	(8,014)
Equity in net loss of CareCentrix, including gain on sale, net of tax	490	—	2,301
Deferred income tax expense (benefit)	11,077	(37,048)	23,513
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(15,669)	910	34,882
Prepaid expenses and other current assets	19,196	(17,966)	(15,447)
Accounts payable	(4,650)	(4,161)	832
Payroll and related taxes	(4,169)	(1,289)	3,275
Deferred revenue	(1,833)	(3,719)	3,330
Medicare liabilities	(11,786)	(3,228)	4,142
Obligations under insurance programs	(6,400)	12,681	1,560
Accrued nursing home costs	(1,154)	1,043	(5,795)
Other accrued expenses	15,426	5,836	(23,323)
Other assets	1,331	(4,408)	(1,302)
Other liabilities	5,128	10,406	7,238

Net cash provided by operating activities	75,408	37,105	125,968

INVESTING ACTIVITIES:
Purchase of fixed assets	(11,278)	(19,075)	(11,779)
Proceeds from sale of businesses, net of cash transferred	—	508	9,220
Proceeds from the sale of assets	2,111	203	—
Acquisition of businesses, net of cash acquired	(1,378)	(359,435)	(22,335)

Net cash used in investing activities	(10,545)	(377,799)	(24,894)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,092	3,231	3,980
Windfall tax benefits associated with equity-based compensation	3,623	119	88
Repurchase of shares for payroll tax withholdings related to share-based compensation	(5,696)	—	—
Proceeds from issuance of debt	—	817,525	—
Borrowings under revolving credit facility	—	27,000	—
Payment of contingent consideration accrued at acquisition date	(250)	(1,675)	—
Repayment of long-term debt	(18,325)	(610,182)	(52,943)
Repurchase of common stock	—	—	(4,974)
Debt issuance costs	(188)	(15,187)	(4,125)
Minority interest capital contribution	1,160	1,600	—
Distribution to minority interests	(441)	(750)	(825)
Other	—	(1,082)	(135)

Net cash (used in) provided by financing activities	(16,025)	220,599	(58,934)

Net change in cash and cash equivalents	48,838	(120,095)	42,140
Cash and cash equivalents at beginning of year	86,957	207,052	164,912

Cash and cash equivalents at end of year	$135,795	$86,957	$207,052

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$94,279	$77,898	$78,783
Income taxes paid	$682	$1,057	$4,375

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITY:

During the year 2013, the Company issued 4,812,414 shares of its common stock in connection with the acquisition of certain net assets relating to the home health, hospice and community care businesses of Harden Healthcare Holdings, Inc.

For years 2014, 2013 and 2012, a deferred tax benefit associated with stock compensation deductions of $1.3 million, and a deferred tax expense of $1.5 million and $0.2 million, respectively, have been credited to shareholders’ equity.

See notes to consolidated financial statements.

Gentiva Health Services, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Background and Basis of Presentation

Gentiva Health Services, Inc. (“Gentiva” or the “Company”) provides home health, hospice, and community care services throughout most of the United States. The Company’s operations involve servicing its patients and customers through (i) its Home Health segment, (ii) its Hospice segment and (iii) its Community Care segment.

Effective October 18, 2013, the Company completed the acquisition of certain net assets relating to the home health, hospice and community care businesses of Harden Healthcare Holdings, Inc. (“Harden”) pursuant to an Agreement and Plan of Merger dated as of September 18, 2013. Total consideration for the acquisition was $426.8 million, exclusive of transaction costs, consisting of approximately $365.0 million in cash, $53.8 million in shares of Gentiva’s common stock and additional contingent consideration of $9.5 million, recorded at estimated fair value of approximately $8.1 million. See Note 4.

A summary of the acquisitions for 2014, 2013 and 2012 and the consideration paid are as follows (in millions):

Acquisitions:	Geographic Service Area	Date	Consideration
Lake Area Hospice	Texas	December 5, 2014	$0.2
Harden Healthcare Holdings, Inc.	Nationwide	October 18, 2013	426.8
Appalachian Regional Health Systems	North Carolina	September 30, 2013	2.7
Wake Forest Baptist Health Care at Home, LLC	North Carolina	August 23, 2013	2.4
Hope Hospice, Inc.	Indiana	April 30, 2013	1.0
Family Home Care Corporation	Washington and Idaho	August 31, 2012	12.3
North Mississippi Hospice	Mississippi	August 31, 2012	4.7
Advocate Hospice	Indiana	July 22, 2012	5.5

In addition, during 2012 the Company sold various home health and hospice operations based in Louisiana and Phoenix and sold off its consulting business. A summary of the Company’s operations which were sold during 2012 are as follows (in millions):

Dispositions:	Date	Consideration
Phoenix area hospice operations	November 30, 2012	$3.5
Gentiva Consulting	May 31, 2012	0.3
Louisiana home health and hospice operations	Second Quarter 2012	6.4

The impact of these transactions have been reflected in the Company’s results of operations and financial condition from their respective closing dates. See Note 4 for more information.

Note 2.	Summary of Significant Accounting Policies

Consolidation

The Company’s consolidated financial statements include the accounts and operations of the Company and its subsidiaries in which the Company owns more than a 50 percent interest. Non-controlling interests, which relate to the minority ownership held by third-party investors in certain of the Company’s hospice programs, are reported below net income (loss) under the heading “Net income attributable to non-controlling interests” in the Company’s consolidated statements of comprehensive income (loss) for the years ended December 31, 2014, 2013 and 2012 and presented as a component of deficit in the Company’s consolidated balance sheets at December 31, 2014 and 2013. All material balances and transactions between the consolidated entities have been eliminated.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions and select accounting policies that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most critical estimates relate to revenue recognition, which incorporates the impact of various revenue adjustments including payment caps under the Medicare program for hospice, the collectibility of accounts receivable and related reserves, impairment tests for goodwill and other indefinite-lived intangible assets, obligations under insurance programs, including workers’ compensation, professional liability, property and general liability and employee health and welfare insurance programs.

A description of the critical accounting policies and a discussion of the significant estimates and judgments associated with such policies are described below.

Significant Accounting Policies and Estimates

Revenue Recognition

Revenues recognized by the Company are subject to a number of elements which impact both the overall amount of revenue realized as well as the timing of the collection of the related accounts receivable. In each category described below, the impact of the estimate, if applicable, undertaken by the Company with respect to these elements is reflected in net revenues in the consolidated statements of comprehensive income (loss). See further discussion of the elements below under the heading “Causes and Impact of Change on Revenue.”

Home Health Episodic Net Revenues

Under the home health Prospective Payment System (“PPS”) of reimbursement for Medicare and Medicare Advantage programs paid at episodic rates, the Company estimates net revenues to be recorded based on a reimbursement rate which is determined using relevant data relating to each patient’s health status including clinical condition, functional abilities and service needs, as well as applicable wage indices to give effect to geographic differences in wage levels of employees providing services to the patient. Billings under PPS are initially recognized as deferred revenue and are subsequently amortized into revenue over an average patient treatment period. The process for recognizing revenue to be recorded is based on certain assumptions and judgments, including (i) the average length of time of each treatment as compared to a standard 60 day episode (ii) any differences between the clinical assessment of and the therapy service needs for each patient at the time of certification as compared to actual experience, as well as (iii) the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, are discharged but readmitted to another agency within the same 60 day episodic period or are subject to certain other factors during the episode. Deferred revenue of approximately $42.0 million and $43.9 million, primarily relating to the PPS program, is included under current liabilities in the consolidated balance sheets as of December 31, 2014 and 2013, respectively.

Hospice Medicare Net Revenues

Medicare revenues for Hospice are recorded on an accrual basis based on the number of days a patient has been on service at amounts equal to an estimated payment rate. The payment rate is dependent on whether a patient is receiving routine home care, general inpatient care, continuous home care or respite care. Adjustments to Medicare revenues are recorded based on an inability to obtain appropriate billing documentation or authorizations acceptable to the payer or other reasons unrelated to credit risk.

In addition, each hospice provider is subject to certain Medicare payment limitations, including an overall payment cap. The Medicare payment cap, which is calculated for each provider by the Medicare fiscal intermediary at the end of the hospice cap period, is determined under the proportional method. The proportional method allocates each beneficiary’s Medicare payment cap based on the ratio of the number of days the beneficiary received hospice services from the Company over the total number of days the beneficiary received hospice services from all providers. The Medicare payment cap amount is then further allocated between the hospice cap periods based on the ratio of the number of days the Company provided hospice services during each cap period. The sum of each beneficiary’s Medicare cap payment, as determined above, represents the aggregate Medicare payment cap. Medicare revenue paid to a provider during the hospice cap period cannot exceed the aggregate Medicare payment cap. As of December 31,

2014, the Company currently has no programs estimated to exceed the Medicare cap limits for the 2015 cap year. The Company has recorded a net hospice Medicare cap expense of approximately $0.9 million for 2014, a credit of approximately $4.6 million for 2013 and an expense of approximately $4.4 million for 2012 for estimated cap exposure in Medicare revenues in the Company’s consolidated statements of comprehensive income (loss). As of December 31, 2014 and 2013, approximately $3.2 million and $6.5 million, respectively, is reflected as Medicare liabilities in the Company’s consolidated balance sheets associated with Medicare cap exposures.

Fee-for-Service Agreements

Under fee-for-service agreements with commercial payers, certain state and local government payers and patients, net revenues are recorded based on net realizable amounts to be received in the period in which the services are provided. Fee-for-service contracts with commercial payers are traditionally one year in term and renew automatically on an annual basis, unless terminated by either party.

Medicare Settlement Issues under Interim Payment System

Prior to October 1, 2000, reimbursement of Medicare home healthcare services was based on reasonable allowable costs incurred in providing services to eligible beneficiaries subject to both per visit and per beneficiary limits in accordance with the Interim Payment System established through the Balanced Budget Act of 1997. These costs were reported in annual cost reports which were filed with CMS and were subject to audit by the fiscal intermediary engaged by CMS. During the third quarter of 2013, the fiscal intermediary finalized its audit of the fiscal 2000 cost reports and the Company recorded approximately $4.0 million as a positive adjustment to net revenues in the Company’s consolidated statement of comprehensive income (loss) for the year ended December 31, 2013.

Settlement liabilities are recorded at the time of any probable and reasonably estimable event and any positive settlements are recorded as revenue in the Company’s consolidated statements of comprehensive income in the period in which such gain contingencies are realized.

Causes and Impact of Change on Revenue

For each of the sources of revenue, the principal elements in addition to those described above, which can cause change in the amount of revenue to be realized, are (i) an inability to obtain appropriate billing documentation, (ii) an inability to obtain authorizations acceptable to the payer, (iii) utilization of services at levels other than authorized and (iv) other reasons unrelated to credit risk.

Revenue adjustments resulting from differences between estimated and actual reimbursement amounts are recorded as adjustments to net revenues or recorded against allowance for doubtful accounts, depending on the nature of the adjustment. These are determined by Company management and reviewed from time to time, but no less often than quarterly. Each of the elements described here and under each of the various sources of revenue can effect change in the estimates. Although it is not possible to predict the degree of change that might be effected by a variation in one or more of the elements described, the Company believes that changes in these elements could cause a change in estimate which could have a material impact on the consolidated financial statements. There have not been any material revisions in these estimates for the periods presented in this report.

Billing and Receivables Processing

The Company’s billing systems record revenues at net expected reimbursement based on established or contracted fee schedules. The systems provide for an initial contractual allowance adjustment from “usual and customary” charges, which is typical for the payers in the healthcare field. The Company records an initial contractual allowance at the time of billing and reduces the Company’s revenue to expected reimbursement levels. Changes in contractual allowances, if any, are recorded each month. Changes in the nature of contractual allowances have not been material for the periods presented in this filing.

“Accounts Receivable” section below further outlines matters considered with respect to estimating the allowance for doubtful accounts.

Accounts Receivable

Collection Policy

The process for estimating the ultimate collection of receivables involves significant assumptions and judgments. The Company believes that its collection and reserve processes, along with the monitoring of its billing processes, help to reduce the risk associated with material revisions to reserve estimates resulting from adverse changes in reimbursement experience, revenue adjustments and billing functions. Collection processes are performed in accordance with the Fair Debt Collections Practices Act and include reviewing aging and cash posting reports, contacting payers to determine why payment has not been made, resubmission of claims when appropriate and filing appeals with payers for claims that have been denied. Collection procedures generally include follow up contact with the payer at least every 30 days from invoice date, and a review of collection activity at 90 days to determine continuation of internal collection activities or potential referral to collection agencies. The Company’s bad debt policy includes escalation procedures and guidelines for write-off of an account, as well as the authorization required, once it is determined that the open account has been worked by the Company’s internal collectors and/or collection agencies in accordance with the Company’s standard procedures and resolution of the open account through receipt of payment is determined to be remote. The Company reviews each account individually and does not have either a threshold dollar amount or aging period that it uses to trigger a balance write-off, although the Company does have a small balance write-off policy for non-governmental accounts with debit balances under $10.

The Company’s policy is to bill for patient co-payments and make good faith efforts to collect such amounts. At the end of each reporting period, the Company estimates the amount of outstanding patient co-payments that will not be collected and the amount of outstanding co-payments that may be waived due to financial hardship based on a review of historical trends. This estimate is made as part of the Company’s evaluation of the adequacy of its allowance for doubtful accounts. There have not been any material revisions in this estimate for the periods presented in this report.

Accounts Receivable Reserve Methodology

The Company has implemented a standardized approach to estimate and review the collectibility of its receivables based on accounts receivable aging trends. The Company analyzes historical collection trends, reimbursement experience and revenue adjustment trends by major payers, including Medicare and other payers, as well as by business lines as an integral part of the estimation process related to determining the valuation allowance for accounts receivable. In addition, the Company assesses the current state of its billing functions on a quarterly basis in order to identify any known collection or reimbursement issues to determine the impact, if any, on its reserve estimates, which involve judgment. Revisions in reserve estimates are recorded as an adjustment to the provision for doubtful accounts, which is reflected in selling, general and administrative expenses in the consolidated statements of comprehensive income (loss). The provision for doubtful accounts amounted to $6.1 million, $6.7 million and $4.1 million in 2014, 2013 and 2012, respectively. The allowance for doubtful accounts at December 31, 2014 and 2013 was $11.2 million and $10.7 million, respectively. Additional information regarding the allowance for doubtful accounts can be found in Schedule II—Valuation and Qualifying Accounts on page 51 of this report.

Goodwill and Other Indefinite-Lived Intangible Assets

The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and between annual tests if current events or circumstances require an interim impairment assessment. The Company allocates goodwill to its various operating units upon the acquisition of the assets or stock of another third-party business operation. The Company compares the fair value of each reporting unit to its carrying amount to determine if there is potential impairment of goodwill and other indefinite-lived intangible assets. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. To determine the fair value of the Company’s reporting units, the Company uses a present value (discounted cash flow) technique corroborated by market multiples when available, a reconciliation to market capitalization or other valuation methodologies and reasonableness tests, as appropriate.

The Company is required to annually compare the fair values of other indefinite-lived intangible assets to their carrying amounts. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized.

Fair values of other indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, operating margins, discount rates and future market conditions, among others. The future occurrence of a potential indicator of impairment, such as, but not limited to, a significant adverse change in legal factors or business climate, reductions of projected patient census, an adverse action or assessment by a regulator, as well as other unforeseen factors, would require an interim assessment for some or all of the Company’s reporting units and could have a material impact on the Company’s consolidated financial statements. See Note 9 for information on the Company’s impairment testing.

Obligations Under Insurance Programs

The Company is obligated for certain costs under various insurance programs, including workers’ compensation, professional liability, property and general liability, and employee health and welfare.

The Company may be subject to workers’ compensation claims and lawsuits alleging negligence or other similar legal claims. The Company maintains various insurance programs to cover this risk with insurance policies subject to substantial deductibles and retention amounts. The Company recognizes its obligations associated with these programs in the period the claim is incurred. The cost of both reported claims and claims incurred but not reported, up to specified deductible limits, have generally been estimated based on historical data, industry statistics, the Company’s specific historical claims experience, current enrollment statistics and other information. The Company’s estimates of its obligations and the resulting reserves are reviewed and updated from time to time, but at least quarterly. The elements which impact this critical estimate include the number, type and severity of claims and the policy deductible limits; therefore, the estimate is sensitive and changes in the estimate could have a material impact on the Company’s consolidated financial statements.

Workers’ compensation and professional and general liability costs were $19.2 million, $33.9 million and $21.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. The increase in expense for 2013 relates to overall recent trends of rising healthcare costs and the results from a review, conducted by the Company’s third-party claims administrators, of established case loss reserves on all open claims in excess of $10,000 and settlements in excess of established reserves. Other drivers of differences in costs between years relate primarily to the number and severity of claims incurred in each reported period as well as changes in the cost of insurance coverage. Workers’ compensation and professional liability claims, including any changes in estimate relating thereto, are recorded primarily in cost of services sold in the Company’s consolidated statements of comprehensive income (loss). There have not been any material revisions in estimates of prior year costs for the periods presented in this report.

The Company maintains insurance coverage on individual claims. The Company is responsible for the cost of individual workers’ compensation claims and individual professional liability claims up to $500 thousand per incident that occurred prior to March 15, 2002, and $1 million per incident thereafter. The Company also maintains excess liability coverage relating to professional liability and casualty claims which provides insurance coverage for individual claims of up to $25 million in excess of the underlying coverage limits. Payments under the Company’s workers’ compensation program are guaranteed by letters of credit. The Company believes that its present insurance coverage and reserves are sufficient to cover currently estimated exposures, but there can be no assurance that the Company will not incur liabilities in excess of recorded reserves or in excess of its insurance limits.

The Company provides employee health and welfare benefits under a self insured program and maintains stop loss coverage for individual claims in excess of $400 thousand for 2014. For the years ended December 31, 2014, 2013 and 2012, employee health and welfare benefit costs were $88.4 million, $86.6 million and $87.5 million, respectively. Differences in costs between years relate primarily to enrollment and the number and severity of individual claims incurred in each reported period. Changes in estimates of the Company’s employee health and welfare claims are recorded in cost of services sold for clinical associates and in selling, general and administrative costs for administrative associates in the Company’s consolidated statements of comprehensive income (loss). There have not been any material revisions in estimates of prior year costs for the periods presented in this report.

The Company also maintains Directors and Officers liability insurance coverage with an aggregate limit of $60 million.

Other Accounting Policies

Cash and Cash Equivalents

The Company considers all investments with a maturity date three months or less from their date of acquisition to be cash equivalents, including money market funds invested in U.S. Treasury securities, short-term treasury bills and commercial paper. Cash and cash equivalents also included amounts on deposit with several major financial institutions in excess of the maximum amount insured by the Federal Deposit Insurance Corporation. Management believes that these major financial institutions are viable entities.

The Company had operating funds of approximately $6.7 million and $5.5 million at December 31, 2014 and 2013, respectively, which relate exclusively to a non-profit hospice operation managed in Florida.

Investments

At December 31, 2014 and 2013, the Company had assets of $37.4 million and $34.7 million, respectively, held in a Rabbi Trust for the benefit of participants in the Company’s non-qualified defined contribution retirement plan. The corresponding amounts payable to the plan participants are equivalent to the underlying value of the assets held in the Rabbi Trust. Assets held in a Rabbi Trust and amounts payable to plan participants are classified in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets.

As of December 31, 2013, the Company held an investment, at cost, in CareCentrix Holdings Inc. of $0.9 million. During the third quarter of 2014, the Company reached a settlement, as part of a broader agreement, of certain tax amounts owed to the Company as set forth in the stock purchase agreement and liquidated its investment in CareCentrix Holdings, Inc. See Note 7 for additional information.

Debt Issuance Costs

The Company amortizes deferred debt issuance costs over the term of its credit agreement and senior notes. As of December 31, 2014 and 2013, the Company had unamortized debt issuance costs of $23.1 million and $28.3 million, respectively, recorded in other assets in the Company’s consolidated balance sheets.

During 2013, the Company recorded write-offs of prepaid debt issuance costs of approximately $16.1 million and capitalized debt issuance costs of approximately $24.2 million in conjunction with the termination of its former credit facility on October 18, 2013. In addition, during 2012, the Company recorded write-offs of prepaid debt issuance costs of approximately $0.5 million related to various amendments of its former credit facility. These costs are recorded as interest expense in the Company’s consolidated statements of comprehensive income (loss).

Fixed Assets

Fixed assets, including costs of Company developed software, are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the improvement. Repairs and maintenance costs are expensed as incurred. See Note 8 for additional information.

Accounting for Impairment and Disposal of Long-Lived Assets

The Company evaluates the possible impairment of its long-lived assets, including intangible assets, which are amortized pursuant to authoritative guidance. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. Evaluation of possible impairment is based on the Company’s ability to recover the asset from the expected future pretax cash flows (undiscounted and without interest charges) of the related operations. If the expected undiscounted pretax cash flows are less than the carrying amount of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying amount of the asset. See Note 8 and Note 9 for additional information.

Nursing Home Costs

For patients receiving nursing home care under a state Medicaid program who elect hospice care under Medicare or Medicaid, the Company contracts with nursing homes for the nursing homes to provide patients’ room and board services. The state must pay the Company, in addition to the applicable Medicare or Medicaid hospice daily or hourly rate, an amount equal to at least 95 percent of the Medicaid daily nursing home rate for room and board furnished to the patient by the nursing home. Under the Company’s standard nursing home contracts, the Company pays the nursing home for these room and board services at the Medicaid daily nursing home rate. Nursing home costs are partially offset by nursing home net revenue, and the net amount is included in cost of services sold in the Company’s consolidated statements of comprehensive income (loss).

Equity-Based Compensation Plans

The Company has several stock ownership and compensation plans, which are described more fully in Note 13. The Company accounts for its equity-based compensation plans in accordance with authoritative guidance under which the estimated fair value of share-based awards granted under the Company’s equity-based compensation plans is recognized as compensation expense over the vesting period of the award.

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred income tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Uncertain tax positions must be more likely than not before a tax benefit is recognized in the financial statements. The benefit to be recorded is the amount most likely to be realized assuming a review by tax authorities having all relevant information and applying current conventions. See Note 17 for additional information.

Note 3.	Recent Accounting Pronouncements

On May 28. 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP (“Generally Accepted Accounting Principles”) when it becomes effective. The new standard is effective for reporting periods beginning after December 15, 2016. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures.

Note 4.	Acquisitions and Dispositions

Acquisitions

During 2014, 2013 and 2012, the Company completed several acquisitions as further described below.

Lake Area Hospice

Effective December 5, 2014, the Company acquired the assets and business of Lake Area Hospice, a provider of hospice services located in Texas. Total consideration of $0.2 million was paid from the Company’s existing cash reserves.

Harden Healthcare Holdings, Inc.

Effective October 18, 2013, the Company completed the acquisition of certain net assets relating to the home health, hospice and community care businesses of Harden Healthcare Holdings, Inc. (“Harden”) pursuant to an Agreement and Plan of Merger dated as of September 18, 2013. The Company completed the acquisition as an entrance into the community care business, primarily throughout Texas, Oklahoma, Missouri and Kansas, and to expand its geographic coverage for its home health and hospice businesses. Total consideration for the acquisition was $426.8 million, exclusive of transaction costs, consisting of approximately $365.0 million in cash, $53.8 million in shares of Gentiva’s common stock and additional contingent consideration of $9.5 million, recorded at estimated fair value of approximately $8.1 million. The contingent consideration includes (i) consulting agreements entered into with Capstar Partners, LLC and another former executive of Harden and (ii) a sub-lease termination agreement entered into with Capstar Investment Partners, L.P. See Note 15 for further information.

The financial results of Harden are included in the Company’s consolidated financial statements from the acquisition date. The purchase price for the acquisition was allocated to the underlying assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. Estimated fair values were based on various valuation methodologies, including market studies and a replacement cost method for fixed assets, an income approach using primarily discounted cash flow techniques for amortizable intangible assets, a cost approach considering both replacement cost and opportunity cost methods for indefinite-lived intangible assets and an estimated realizable value approach using historical trends and other relevant information for accounts receivable and certain accrued liabilities. For certain other assets and liabilities, including accounts payable and other accrued liabilities, the fair value was assumed to represent carrying value due to their short maturities. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets acquired was recorded as goodwill.

During the third quarter of 2014, the Company, in connection with finalizing its valuation of Harden, recorded adjustments to the preliminary fair values assigned to the assets and liabilities acquired in the transaction. These adjustments related to (i) an net increase in deferred taxes of $9.5 million, (ii) a $0.3 million increase in identifiable intangible assets and (iii) a $0.2 million increase in other accrued liabilities with a corresponding decrease in goodwill. In addition, the Company recorded an increase in the accounts receivable fair value reserve of $1.5 million within the Home Health segment and a corresponding decrease in the accounts receivable fair value reserve for the Community Care segment.

The following table summarizes the fair value of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

	October 18, 2013	Adjustments	October 18, 2013 (as adjusted)
Cash and cash equivalents	$10,203	$—	$10,203
Accounts receivable, net	46,195	—	46,195
Deferred tax asset	13,589	9,713	23,302
Prepaids and other current assets	1,890	—	1,890
Fixed assets, net	9,476	—	9,476
Identifiable intangible assets, net	71,215	—	71,215
Goodwill	331,167	(9,148)	322,019
Other assets	2,889	—	2,889

Total assets acquired	486,624	565	487,189
Accounts payable and accrued liabilities	58,563	250	58,813
Other current liabilities	8,720	—	8,720
Deferred tax liabilities, noncurrent	590	(194)	396

Total liabilities, assumed	67,873	56	67,929

Net assets acquired	$418,751	$509	$419,260

The intangible assets that are subject to amortization are amortized on a straight-lined basis over the estimated useful life of the intangible asset. The valuation of the intangible assets by component and their respective useful life are as follows (in thousands):

	Home Health	Hospice	Community Care	Total	Useful Life
Intangible assets:
Tradenames	$1,052	$798	$11,922	$13,772	5-10 Years
Covenants not to compete	490	499	1,029	2,018	2-3 Years
Medicare licenses and certificates of need	18,001	11,413	26,011	55,425	Indefinite

Total	$19,543	$12,710	$38,962	$71,215

Goodwill of $108.7 million, $100.1 million and $113.2 million, respectively, has been assigned to the Company’s Home Health, Hospice and Community Care segments for reporting purposes. The Company expects approximately 20 percent of the aggregate amount of goodwill and identifiable intangible assets will be amortizable for tax purposes.

The net revenues of Harden from the acquisition date through December 31, 2013 were approximately $92.6 million and contributed a net loss, net of tax benefit, of approximately $7.9 million, including the impact of acquisition related costs. The following unaudited pro forma financial information presents the combined results of operations of the Company and Harden as if the acquisition had been effective at January 1, 2012. The pro forma results for the year ended December 31, 2013 combine the results of the Company for such period and the historical results of Harden from January 1 through October 17, 2013. The pro forma results presented below for the year ended December 31, 2012 combine the results of the Company and the historical results of Harden (in thousands, except per share amounts):

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Net revenues	$2,105,562	$2,188,915
Net (loss) income attributable to Gentiva shareholders	$(618,592)	$40,748

The unaudited pro forma results above reflect adjustments for (i) interest on debt incurred calculated using the Company’s weighted average interest rate of 7.7 percent, (ii) income tax provision using an enacted tax rate of 40.0 percent, (iii) amortization of incremental identifiable intangible assets and (iv) acquisition and integration costs incurred. The information presented above is for illustrative purposes only and is not necessarily indicative of results that would have been achieved if the acquisition had occurred as of the beginning of the Company’s 2012 reporting period.

Other Acquisitions

Appalachian Regional Health Systems

Effective September 30, 2013, the Company completed its acquisition of the assets and business of Appalachian Regional Health Systems, a provider of home health services with offices in Boone and Newland, North Carolina. Total consideration of $2.7 million, subject to post-closing adjustments, consisted of $2.1 million from the Company’s existing cash reserves and $0.6 million held in escrow for certain post closing matters.

Wake Forest Baptist Health Care at Home, LLC

Effective August 23, 2013, the Company acquired 60 percent interest in the membership units of Wake Forest Baptist Health Care at Home, LLC for approximately $2.4 million, consisting of $2.2 million in cash and $0.2 million of other assets, and entered into an operating agreement with Wake Forest University Baptist Medical Center to provide home health services in the Winston-Salem, North Carolina geographical area.

Hope Hospice, Inc.

Effective April 30, 2013, the Company completed its acquisition of the assets and business, pursuant to an asset purchase agreement, of Hope Hospice, Inc., a provider of hospice services located in Rochester, Indiana. Total non-cash consideration of $1.0 million consisted of the assumption of Hope Hospice’s outstanding debt and existing liabilities as of the closing date.

Family Home Care Corporation

Effective August 31, 2012, the Company completed its acquisition of the assets and business of Family Home Care Corporation, one of the leading providers of home health and hospice services in the Washington and Idaho markets. Total consideration of $12.3 million, excluding transaction costs and subject to post-closing adjustments, was paid at the time of closing from the Company’s existing cash reserves.

North Mississippi Hospice

Effective August 31, 2012, the Company completed its acquisition of the assets and business of North Mississippi Hospice, a provider of hospice services with offices in Oxford, Southhaven and Tupelo, Mississippi. Total consideration of $4.7 million, excluding transaction costs and a post-closing adjustment of $0.2 million, was paid from the Company’s existing cash reserves.

Advocate Hospice

Effective July 22, 2012, the Company completed its acquisition of the assets and business of Advocate Hospice, a provider of hospice services located in Danville, Indiana, for consideration of $5.5 million, excluding transaction costs and subject to post-closing adjustments. The consideration included entering into an option purchase agreement with a third-party covering membership interests in Advocate Hospice. The consideration was paid at the time of closing from the Company’s existing cash reserves.

Additional consideration of up to $2.0 million is payable under the option agreement if certain earnout conditions are met, which the Company estimated fair value at acquisition date of $1.9 million, on a discounted cash flow basis. At December 31, 2012, the Company estimated the fair value of the contingent consideration at $1.1 million based upon certain average daily census growth targets and recorded an $0.8 million adjustment to the contingent consideration. During the second quarter of 2013, the average daily census growth target was met and the Company paid $1.5 million from the escrow to the sellers and retained $0.5 million in escrow for remaining indemnification provisions under the agreement. As such, the Company recorded a $0.9 million charge to adjust the contingent consideration to fair value, which is reflected in selling, general and administrative expense in the Company’s consolidated statements of comprehensive income (loss) for the year ended December 31, 2013. During the third quarter of 2013, in accordance with the escrow agreement, an additional $0.2 million was paid to the sellers from the escrow fund.

Dispositions

Wake Forest Baptist Health Care at Home, LLC

Effective February 2014, the Company sold its Wilkesboro, North Carolina branch to Wake Forest Baptist Health Care at Home, LLC for $2.9 million. Total Care Home Health of North Carolina, LLC, a wholly-owned subsidiary of the Company, owns a 60 percent interest in Wake Forest Baptist Health Care at Home, LLC, which provides home health services in the Winston-Salem and Wilkesboro, North Carolina geographical areas.

Phoenix Hospice Operations

Effective November 30, 2012, the Company completed the sale of its Phoenix area hospice operations to Banner Health, an Arizona non-profit corporation, pursuant to an asset purchase agreement for cash consideration of $3.5 million. The Company recorded a gain of approximately $2.6 million which is reflected in gain on sale of businesses in the Company’s consolidated statement of comprehensive income (loss) for the year ended December 31, 2012.

Gentiva Consulting, Louisiana Home Health and Hospice Operations

Effective May 31, 2012, the Company completed the sale of its Gentiva consulting business to MP Healthcare Partners, LLC, pursuant to an asset purchase agreement, for cash consideration of approximately $0.3 million.

During the second quarter of 2012, the Company sold eight home health branches and four hospice branches in Louisiana, pursuant to an asset purchase agreement, for total consideration of approximately $6.4 million. The Company received proceeds of approximately $5.9 million during 2012 and received remaining escrow funds of approximately $0.5 million in 2013.

In connection with the sales, the Company recorded a gain on sale of businesses in the Company’s consolidated statements of comprehensive income (loss) of approximately $5.4 million for the year ended December 31, 2012.

Note 5.	Fair Value of Financial Instruments

The Company’s financial instruments are measured and recorded at fair value on a recurring basis, except for the notes receivable from CareCentrix and long-term debt. The fair values for the notes receivable from CareCentrix and non-financial assets, such as fixed assets, intangible assets and goodwill, are measured periodically and adjustments recorded only if an impairment charge is required. The carrying amount of the Company’s accounts receivable, accounts payable and certain other current liabilities approximates fair value due to their short maturities.

Fair value is defined under authoritative guidance as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels of inputs are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments Recorded at Fair Value

The Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis was as follows (in thousands):

	December 31, 2014				December 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$23,095	$—	$—	$23,095	$23,695	$—	$—	$23,695
Rabbi Trust:
Mutual funds	31,919	—	—	31,919	28,945	—	—	28,945
Money market funds	5,507	—	—	5,507	5,737	—	—	5,737

Total assets	$60,521	$—	$—	$60,521	$58,377	$—	$—	$58,377

Liabilities:
Payables to plan participants	$37,426	$—	$—	$37,426	$34,682	$—	$—	$34,682
Acquisition contingent liability	—	—	7,858	7,858	—	—	7,809	7,809

Total liabilities	$37,426	$—	$7,858	$45,284	$34,682	$—	$7,809	$42,491

Assets held in the Rabbi Trust are held for the benefit of participants in the Company’s non-qualified defined contribution retirement plan. The value of assets held in the Rabbi Trust is based on quoted market prices of securities and investments, including money market accounts and mutual funds, maintained within the Rabbi Trust. The corresponding amounts payable to plan participants are equivalent to the underlying value of assets held in the Rabbi Trust. Assets held in the Rabbi Trust and amounts payable to plan participants are classified in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets. Money market funds held in the Company’s account represent cash equivalents and were classified in cash and cash equivalents in the Company’s consolidated balance sheets at December 31, 2014 and 2013.

The estimated fair value of the acquisition contingent liabilities were determined using a discounted cash flow approach utilizing level 2 and level 3 inputs which included observable market discount rates, fixed payment schedules, and assumptions based on achieving certain pre-defined performance criteria. See Note 15 for further information.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities (in thousands):

Estimated Fair Value
Balance at December 31, 2012	$1,100
Fair value adjustment of Advocate Hospice acquisition contingent liability	900
Fair value of Harden acquisition contingent liability	7,393
Payment of contingent liability	(1,675)
Included in earnings	91

Balance at December 31, 2013	7,809
FV adjustment for Harden	250
Payment of contingent liability	(575)
Included in earnings	374 (1)

Balance at December 31, 2014	$7,858

(1)	Accretion of the present value of the contingent consideration liability is recorded in interest expense and other on the Company’s consolidated statements of comprehensive income (loss). A 1 percent change in the discount rate would have an impact on the fair value of the contingent consideration liability of approximately $0.2 million.

Other Financial Instruments

The carrying amount and estimated fair value of the Company’s other financial instruments were as follows (in thousands):

	December 31, 2014		December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Note receivable from CareCentrix	$25,000	$25,880	$25,000	$26,403
Seller financing note receivable from CareCentrix	—	—	3,471	3,471
Liabilities:
Long-term obligations	$1,158,675	$1,176,987	$1,177,000	$1,183,863

The estimated fair values of the notes receivable from CareCentrix were determined from Level 3 inputs based on an income approach using the discounted cash flow method. The fair values represent the net present value of (i) the after tax cash flows relating to each note’s annual income stream plus (ii) the return of the invested principal using a maturity date of March 19, 2017, after considering assumptions relating to risk factors and economic conditions. The estimated fair value of the seller financing note receivable from CareCentrix approximates its carrying amount due to the expected pay-off of the note as part of a proposed settlement with the owners of CareCentrix. See Note 7 for additional information.

In determining the estimated fair value of long-term debt, Level 2 inputs based on the use of bid and ask prices were considered. Due to the infrequent number of transactions that occur related to the long-term debt, the Company does not believe an active market exists for purposes of this disclosure.

Note 6.	Net Revenues and Accounts Receivable

Net revenues in the Home Health and Hospice segments were derived from all major payer classes, while Community Care segment net revenues were derived primarily from Medicaid and Insurance payer classes. Net revenue by major payer classes were as follows (in millions):

	For the Year Ended
	2014	2013	2012
Medicare:
Home Health	$863.0	$787.3	$749.0
Hospice	650.4	667.9	715.5

Total Medicare	1,513.4	1,455.2	1,464.6
Medicaid and Local Government	284.0	116.6	74.4
Commercial Insurance and Other:
Paid at episodic rates	81.1	59.6	85.2
Other	114.4	95.2	88.6

Total Commercial Insurance and Other	195.5	154.8	173.8

Total net revenues	$1,992.9	$1,726.6	$1,712.8

Hospice Medicare Cap

The Company has recorded a net hospice Medicare cap expense of approximately $0.9 million for 2014, a credit of approximately $4.6 million for 2013 and an expense of approximately $4.4 million for 2012 for estimated cap exposure in Medicare revenues in the Company’s consolidated statements of comprehensive income (loss). For the Medicare cap year 2015, which began November 1, 2014, the Company has recorded no Medicare cap expense and has zero hospice providers currently estimated to be in excess of Medicare cap limits. For the Medicare cap year 2014, which began November 1, 2013, the Company recorded $1.3 million in Medicare cap expense and had seven hospice providers in excess of Medicare cap limits.

The Medicare payment cap, which is calculated for each provider by the Medicare fiscal intermediary at the end of the hospice cap period, is determined under the proportional method. The proportional method allocates each beneficiary’s Medicare payment cap based on the ratio of the number of days the beneficiary received hospice services from the Company over the total number of days the beneficiary received hospice services from all providers. The Medicare payment cap amount is then further allocated between the hospice cap periods based on the ratio of the number of days the Company provided hospices services during each cap period. The sum of each beneficiary’s Medicare cap payment, as determined above, represents the aggregate Medicare payment cap. Medicare revenue paid to a provider during the hospice cap period cannot exceed the aggregate Medicare payment cap. As of December 31, 2014 and 2013, the Company had Medicare cap liabilities of $3.2 million and $6.5 million, respectively, which were reflected in Medicare liabilities in the Company’s consolidated balance sheets.

Odyssey, prior to the acquisition by Gentiva, had filed appeals with CMS to change the methodology previously used to calculate the Medicare payment cap in order to utilize the proportional method of determining the payment cap, as described above. This method allocates the Medicare payment cap over the cap years that the beneficiary is on service. In connection with those appeals, the Company has received final settlement letters for many of its providers and recorded approximately $6.1 million and $1.5 million as net revenue for the years ended December 31, 2013 and 2012, respectively, in the Company’s consolidated financial statements.

Corporate Integrity Agreement

Under Odyssey’s five-year Corporate Integrity Agreement (“CIA”) with the Office of Inspector General of the United States Department of Health and Human Services (“OIG”), which became effective on February 15, 2012, Odyssey must engage a third-party to perform verification and unallowable cost reviews. In addition, Odyssey’s eligibility review team must review the eligibility of Odyssey’s Medicare beneficiaries for the hospice services those beneficiaries received and prepare an eligibility review report. Odyssey must submit to the OIG annually a report with respect to the status of, and findings regarding, Odyssey’s compliance activities. Any overpayments identified by Odyssey are paid back to the various Medicare administrative contractors by April 1st of the following year. If Odyssey fails to comply with the terms of the CIA, it will be subject to penalties. In connection with the outcomes of these eligibility reviews, the Company has recorded the impact of these audits and established related reserves for ongoing audits. For 2014, the Company recorded a net positive adjustment to recorded reserves of $0.3 million and charges of $12.0 million and $4.9 million for the years ended December 31, 2013 and 2012, respectively, which is reflected in net revenues in the Company’s consolidated statements of comprehensive income (loss).

PRRB Appeal

During 2013, the Company finalized its year 2000 cost reports, which are currently being settled by CMS. In connection with the finalized audit and the cost report settlements, the Company has recorded approximately $4.0 million as a positive adjustment to net revenues in the Company’s consolidated statement of comprehensive income (loss) for the year ended December 31, 2013. See Note 14 for additional information.

Accounts Receivable

Accounts receivable attributable to major payer sources of reimbursement are as follows (in thousands):

	December 31, 2014	December 31, 2013
Medicare	$201,934	$214,366
Medicaid and Local Government	55,352	48,183
Commercial Insurance and Other	53,373	38,036

Gross Accounts Receivable	310,659	300,585
Less: Allowance for doubtful accounts	(11,204)	(10,680)

Net Accounts Receivable	$299,455	$289,905

The Commercial Insurance and Other payer group included self-pay accounts receivable relating to patient co-payments of approximately $2.3 million and $2.4 million, respectively, as of December 31, 2014 and 2013.

The Company’s only financing receivable is the notes receivable from CareCentrix, Inc. The Company measures impairment based on the present value of expected cash flows after considering assumptions relating to risk factors and economic conditions. On an ongoing basis, the Company assesses the credit quality based on the Company’s review of CareCentrix, Inc.’s financial position and receipt of interest payments when due. Based on the Company’s analysis, as of December 31, 2014 and 2013, the Company had no allowances for credit losses.

Note 7.	Investment in and Notes Receivable from CareCentrix

The Company holds a $25.0 million subordinated promissory note from CareCentrix, Inc. In connection with the sale of the Company’s ownership interest in CareCentrix Holdings on September 19, 2011, the maturity date of the note was extended to the earlier of March 19, 2017 or a sale of CareCentrix Holdings. The note bears interest at a fixed rate of 10 percent, which is payable quarterly. Interest on the CareCentrix promissory note, which is included in interest income in the Company’s consolidated statements of comprehensive income (loss), amounted to $2.5 million for each of the years ended December 31, 2014, 2013 and 2012.

Pursuant to the terms of the stock purchase agreement, approximately $10.6 million of the sale price due to the Company was placed into an escrow fund for future indemnification claims. As of December 31, 2014, approximately $0.7 million of the escrow fund was paid out to cover expenses related to an indemnified claim.

On August 24, 2012, the Company received notification from CareCentrix of its election to draw seller financing from the escrow fund pursuant to the terms of the stock purchase agreement. As such, the Company reclassified its escrow receivable of approximately $9.9 million from prepaid expenses and other current assets to a seller financing note from CareCentrix. The seller financing note receivable, which bears interest at 18 percent, matures on the earlier of March 19, 2017 or upon the sale of CareCentrix Holdings. Interest on the note is payable quarterly, in kind and will accrete as additional principal on the note. The Company expects to record interest income at the time of receipt as the note is part of the proposed settlement discussed below.

On September 17, 2012, the Company received a formal notice of claims for indemnification from CareCentrix. In the notice, CareCentrix asserted that the total claimed amounts exceed the total amount in escrow and demanded that the entire principal amount of the seller financing note be reduced to zero. In anticipation of a settlement of claims alleged by the owner of CareCentrix and working capital adjustments as set forth in the stock purchase agreement, during the fourth quarter of 2012, the Company recorded a $6.5 million adjustment to the seller financing note receivable to reflect its revised estimated fair value of $3.4 million, which is recorded in equity in net loss of CareCentrix. The Company established an investment in CareCentrix of $0.9 million for shares that it may receive as part of any settlement. During the third quarter of 2014, the Company received cash of approximately $3.6 million in settlement of the seller financing note receivable and the Company’s investment in CareCentrix. In connection with the settlement, the Company recorded a loss of approximately $0.5 million in equity in net loss of CareCentrix, net of tax in the Company’s consolidated statement of comprehensive income (loss).

The Company recognized approximately $0.5 million of equity in the net loss of CareCentrix for 2014 and $2.3 million of equity in the net earnings of CareCentrix for 2012.

The Company’s financing receivables consist of the previously described $25.0 million subordinated promissory note from CareCentrix, Inc. dated September 19, 2011. The Company measures impairment based on the present value of expected cash flows after considering assumptions relating to risk factors and economic conditions. On an ongoing basis, the Company assesses the credit quality based on the Company’s review of CareCentrix, Inc.’s financial position and receipt of interest payments when due. Based on the Company’s analysis, as of December 31, 2014 and 2013, the Company had no allowances for credit losses.

Note 8.	Fixed Assets, Net

Fixed assets at December 31, 2014 and 2013 were as follows:

(In thousands)	Useful Lives	December 31, 2014	December 31, 2013
Land	Indefinite	$595	$768
Buildings	30 Years	3,479	4,587
Computer equipment and software	3-7 Years	76,331	70,131
Home medical equipment	4 Years	5,219	5,356
Furniture and fixtures	5 Years	35,423	35,028
Leasehold improvements	Lease Term	18,742	18,121
Machinery and equipment	5 Years	672	2,153
Automobiles	5 Years	500	1,265

		140,961	137,409
Less accumulated depreciation		(101,664)	(88,034)

Fixed assets, net		$39,297	$49,375

Depreciation expense was approximately $19.2 million for 2014, $15.3 million for 2013 and $16.6 million for 2012.

Computer equipment and software at December 31, 2014 and 2013 included deferred software development costs of $0.8 million and $1.5 million, respectively, primarily related to enhancements of the Company’s human resources and time keeping systems.

At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit. As part of that analysis, the Company obtained a market assessment of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company’s hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million. These charges are recorded in goodwill, intangibles and other long-lived asset impairment in the Company’s consolidated statement of comprehensive income (loss) for the year ended December 31, 2013. See Note 9 for additional information.

In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge related to developed software, of approximately $1.6 million, which is reflected in goodwill, intangibles and other long-lived asset impairment in the Company’s consolidated statement of comprehensive income (loss) for the year ended December 31, 2013.

Note 9.	Identifiable Intangible Assets and Goodwill

The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and between annual tests if current events or circumstances require an interim impairment assessment. The Company allocates goodwill to its various reporting units upon the acquisition of the assets or stock of another third-party business operation. The Company compares the fair value of each reporting unit to the carrying amount of their allocated net assets to determine if there is a potential impairment of goodwill. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. To determine the fair value of the Company’s reporting units, the Company uses a present value (discounted cash flow) technique corroborated by market multiples when available, a reconciliation to market capitalization or other valuation methodologies and reasonableness tests, as appropriate. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, operating margins, discount rates and future market conditions, among others. The future occurrence of a potential indicator of impairment, such as, but not limited to, a significant adverse change in legal factors or business climate, reductions of projected patient census, an adverse action or assessment by a regulator, as well as other unforeseen factors, would require an interim assessment for some or all of the reporting units.

If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair values of other indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate.

Goodwill

The Company’s operations include three reporting units: Home Health, Hospice and Community Care. To determine fair value of each of these reporting units, the Company utilized the income approach, which determines fair value based on estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital (“discount rate”), which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. The Company determined that discounted cash flow is the best indicator to determine fair value. The Company performed its impairment analysis as of December 31, 2014 utilizing qualitative assessment. The Company’s qualitative assessment included an update to its discounted cash flow analysis to reflect improved operating results for 2014, revised budget expectations for 2015 as a result of the Company’s restructuring activities in 2013 and early 2014. In addition, the Company updated key assumptions used in its forecast for subsequent years, primarily related to volume growth and rate assumptions reflecting improving market outlook. While unpredictable and inherently uncertain, the Company believes its forecast estimates are reasonable and incorporate assumptions that similar market participants would use in their estimates of fair value. Based on this qualitative assessment, the Company concluded that goodwill was not impaired.

The Company performed an impairment test as of December 31, 2013 for its Home Health, Hospice and Community Care reporting units. For purposes of the annual impairment test, the Company applied certain assumptions that included, but were not limited to, patient census projections, gross margin assumptions consistent with the Company’s historical trends combined with the expectations of operating efficiencies and economies of scale. The Company used discount rates of 9.9 percent to calculate the fair value of its Home Health, Hospice and Community Care reporting units. Based on this assessment, for the year ended December 31, 2013, the Company recorded a non-cash impairment charge associated with its Hospice reporting unit of approximately $399.7 million, which is reflected in goodwill, intangibles and other long-lived asset impairment in the Company’s consolidated statement of comprehensive income (loss). The impairment primarily related to continued lower than expected average daily census in 2013 and lower expected growth in both volume and reimbursement rate assumptions in future years. The total allocated goodwill assigned to the Company’s Home Health, Hospice and Community Care reporting units were $123.4 million, $143.6 million and $116.5 million, respectively, at December 31, 2013.

At March 31, 2013, the Company determined that a triggering event had occurred due to lower than expected average daily census and higher than expected discharge rates during the quarter and performed an interim impairment test of its Hospice reporting unit. For purposes of the interim impairment test, the Company applied certain assumptions that included, but were not limited to, patient census projections, gross margin assumptions consistent with the Company’s historical trends combined with the expectations of operating efficiencies and economies of scale. To determine fair value, the Company considered the income approach, which determines fair value based on estimated future cash flows of the reporting unit, discounted by an estimated weighted-average cost of capital (“discount rate”), which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. The Company used a discount rate of 9.5 percent to calculate the fair value of its Hospice reporting unit. Based on the results of the interim impairment test, the Company’s Hospice reporting unit had an estimated fair value of approximately $555.0 million. As such, the Company recorded a non-cash impairment charge relating to goodwill of approximately $207.2 million, which is reflected in goodwill, intangibles and other long-lived asset impairment in the Company’s consolidated comprehensive statement of income (loss) for the year ended December 31, 2013.

For the year ended December 31, 2012, the Company performed an annual impairment test using discount rates of 10.6 percent and 9.5 percent, to calculate the fair value of the Company’s Home Health and Hospice reporting units, respectively. There was no impairment of the Company’s reporting units as of December 31, 2012. The total allocated goodwill assigned to the Company’s Home Health and Hospice reporting units were $9.0 million and $647.4 million, respectively, at December 31, 2012.

Identifiable Intangible Assets

Licenses and Certificates of Need

Licenses and certificates of need (“CON”) represent the largest component of the Company’s identifiable intangible assets. A Medicare license, which represents a provider number issued by the federal or a state government, is a necessary requirement for any healthcare provider to be eligible to receive reimbursement for patient services under the government programs. A CON is a formal acknowledgment by a state government that a particular health care service, program or capital expenditure meets the identified needs of the state in providing health care to its population. For home health or hospice providers in certain regulated states, a CON functions as a permit or authorization to provide services in certain designated areas (i.e., counties or service areas) indefinitely. The CON process varies from state to state and is designed to prevent unnecessary duplication of services by regulating the number of providers that can engage in particular types of services within the service area. Currently, 17 states and the District of Columbia require CONs in order to operate a Medicare-certified home health agency, and 13 states and the District of Columbia require CONs in order to operate a Medicare-certified hospice agency. Without CON authority in these jurisdictions, a party is precluded from providing these services. The issuance of new CONs by most of these states has been very limited.

The amounts set forth in the table below for “Indefinite-lived intangible assets—licenses and certificates of need” reflect the value of licenses and CONs acquired during 2006 and thereafter. The carrying values of licenses were determined using a replacement cost and an opportunity cost approach, recognizing the time and expense to obtain a license as if such license had not previously existed in the geographic areas. The carrying values of CONs were determined using an income approach, recognizing that CONs represent a right to conduct business in otherwise restricted areas as discussed above and should be recognized as an intangible asset apart from goodwill in accordance with authoritative guidance.

The Company has also classified the Medicare licenses and CONs as indefinite-lived, and therefore determined that the value of these licenses and CONs should not be amortized, in accordance with authoritative guidance that states “if no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of an intangible asset to the reporting entity, the useful life of the asset shall be considered to be indefinite.” The holder of a license may continue to provide services indefinitely as long as the healthcare provider continues to meet eligibility requirements. The holder of a CON may provide services in CON-approved counties indefinitely as long as services continue to be provided in a manner consistent with and as authorized by the respective CON. Furthermore, CONs are not subject to obsolescence because of competition since the issuance of new CONs is subject to regulatory approval that is granted in part only if there is a “need” for services of the same type in the relevant market. That attribute is a major factor in the significant market value inherent in a CON.

The Company performed its annual impairment test of its indefinite-lived intangible assets as of December 31, 2014 utilizing a qualitative analysis. The assessment included updates to various key assumptions and factors including economic outlook, financial trends and forecasts and other legal and regulatory factors. While unpredictable and inherently uncertain, the Company believes the assumptions used are reasonable and similar to other market participants. Based on this qualitative assessment, the Company concluded that its indefinite-lived intangible assets were not impaired.

During 2014, the Company recorded approximately $1.3 million of amortization expense, which was recorded in selling, general and administrative expenses in the Company’s consolidated statement of comprehensive income (loss), related to license cost of operating locations which were closed or consolidated.

During 2013, the Company recorded approximately $4.5 million of amortization expense, which was recorded in selling, general and administrative expenses, and approximately $2.0 million of impairment expense, which is recorded in goodwill, intangibles and other long-lived asset impairment expense in the Company’s consolidated statement of comprehensive income (loss), related to license cost of operating locations which were closed or consolidated.

During 2012, the Company initiated an effort to re-brand all of its branch operations under the single Gentiva name. In connection with this re-branding effort, the Company recorded a $19.1 million non-cash write-off of remaining trade name balances for the year 2012, which is reflected in goodwill, intangibles and other long-lived asset impairment in the Company’s consolidated statements of comprehensive income (loss).

During 2012, the Company recorded a charge of approximately $1.4 million to reflect the transfer of the Medicare licenses associated with the sale of the four hospice branches in Louisiana and the Phoenix area hospice operations, which is recorded in gain on sale of assets and businesses, net in the Company’s consolidated statement of comprehensive income (loss) for the year ended December 31, 2012.

The gross carrying amount and accumulated amortization of each category of identifiable intangible assets as of December 31, 2014 and 2013 were as follows (in thousands):

	December 31, 2014				December 31, 2013				Useful Life
	Home Health	Hospice	Community Care	Total	Home Health	Hospice	Community Care	Total
Amortized intangible assets:
Covenants not to compete	$2,157	$16,183	$1,029	$19,369	$2,157	$16,183	$1,029	$19,369	2-5 Yrs
Less: accumulated amortization	(1,760)	(15,879)	(413)	(18,052)	(1,553)	(15,720)	(91)	(17,364)

Net covenants not to compete	397	304	616	1,317	604	463	938	2,005

Customer relationships	27,196	910	—	28,106	27,196	910	—	28,106	5-10 Yrs
Less: accumulated amortization	(22,235)	(572)	—	(22,807)	(19,997)	(481)	—	(20,478)
accumulated impairment losses	(27)	—	—	(27)	(27)	—	—	(27)

Net customer relationships	4,934	338	—	5,272	7,172	429	—	7,601

Tradenames	19,267	17,528	11,922	48,717	19,267	17,528	11,922	48,717	5-10 Yrs
Less: accumulated amortization	(12,846)	(4,406)	(1,432)	(18,684)	(11,992)	(3,763)	(227)	(15,982)
accumulated impairment losses	(6,421)	(13,122)	—	(19,543)	(6,421)	(13,122)	—	(19,543)

Net tradenames	—	—	10,490	10,490	854	643	11,695	13,192

Licenses	714	9,289	—	10,003	714	8,021	—	8,735
Less: accumulated amortization	(714)	(9,289)	—	(10,003)	(588)	(6,812)	—	(7,400)

Net licenses	—	—	—	—	126	1,209	—	1,335

Amortized intangible assets	5,331	642	11,106	17,079	8,756	2,744	12,633	24,133

Indefinite-lived intangible assets:
Medicare licenses and certificates of need	245,086	105,539	26,011	376,636	245,086	105,632	26,011	376,729
Less: accumulated impairment losses	(144,672)	(2,463)	—	(147,135)	(144,672)	(2,463)	—	(147,135)

Net Medicare licenses and certificates of need	100,414	103,076	26,011	229,501	100,414	103,169	26,011	229,594

Total identifiable intangible assets	$105,745	$103,718	$37,117	$246,580	$109,170	$105,913	$38,644	$253,727

For 2014, 2013 and 2012, the Company recorded amortization expense of approximately $8.3 million, $9.3 million, and $10.0 million, respectively. The estimated amortization expense for each of the next five succeeding years approximates $4.1 million for 2015, $3.1 million for 2016, $2.4 million for 2017, $1.6 million for 2018, and $1.3 million for 2019.

The gross carrying amount of goodwill as of December 31, 2014 and 2013 and activity during the years 2014 and 2013 were as follows (in thousands):

	Goodwill, Gross				Accumulated Impairment Losses
	Home Health	Hospice	Community Care	Total	Home Health	Hospice	Total	Net
Balance at December 31, 2012	$272,389	$841,012	$—	$1,113,401	$(263,370)	$(193,667)	$(457,037)	$656,364
Goodwill acquired during 2013	114,330	103,175	116,534	334,039	—	—	—	334,039
Impairment losses during 2013	—	—	—	—	—	(606,916)	(606,916)	(606,916)

Balance at December 31, 2013	386,719	944,187	116,534	1,447,440	(263,370)	(800,583)	(1,063,953)	383,487
Goodwill acquired during 2014	—	201	—	201	—	—	—	201
Harden purchase accounting adjustment during 2014	(3,023)	(3,021)	(3,419)	(9,463)	—	—	—	(9,463)

Balance at December 31, 2014	$383,696	$941,367	$113,115	$1,438,178	$(263,370)	$(800,583)	$(1,063,953)	$374,225

The Company expects that substantially all of the goodwill acquired will be deductible for tax purposes with the exception of the Harden transaction which the Company expects approximately 20 percent of the goodwill to be tax deductible.

Note 10.	Cost Savings Initiatives, Acquisition and Integration Activities and Legal Settlements

During 2014, 2013 and 2012, the Company recorded net charges of $11.6 million, $27.5 million and $5.7 million, respectively, relating to cost savings initiatives, acquisition and integration activities and legal settlements. These charges were recorded in selling, general and administrative expenses in the Company’s consolidated statements of comprehensive income (loss).

Cost Savings Initiatives

2013 Initiatives

During 2013, the Company undertook a corporate restructuring initiative, referred to as “One Gentiva”, to better align its home health, hospice and community care businesses under a common regional management structure. In addition, the Company undertook a branch rationalization initiative to review under performing branches. As a result of this review, the Company has closed or consolidated 94 branches through 2014. As such, the Company recorded charges of $5.0 million and $8.7 million in 2014 and 2013, respectively, primarily related to severance and facility lease costs.

2012 Initiatives

During the second half of 2011 and early 2012, the Company undertook a comprehensive review of its branch structure, support infrastructure and other significant expenditures in order to reduce its ongoing operating costs given the challenging rate environment facing the Company. As a result of this effort, the Company (i) closed or divested 46 home health branches and 13 hospice branches and (ii) significantly reduced staffing levels in regional, area and corporate support functions. In connection with these activities, during 2013 and 2012, the Company recorded charges of $0.1 million and $1.7 million, respectively.

Acquisition and Integration Activities

During 2014 and 2013, the Company recorded charges of $6.6 million and $18.8 million, respectively, primarily related to the Company’s acquisition of Harden. These costs consisted of (i) severance and lease costs associated with consolidation of branches in overlapping markets and consolidation of back office functions, (ii) legal, accounting and other professional fees and expenses associated with the transaction, (iii) write-off of prepaid debt issuance costs associated with the termination of the Company’s former credit agreement.

During 2012, the Company recorded positive adjustments to the acquisition and integration reserves of $1.0 million, primarily relating to favorable lease settlements associated with the acquisition of Odyssey.

Legal Settlements

For the year ended December 31, 2012, the Company recorded legal settlements of $5.0 million related to the settlement of the Wilkie wage and hour lawsuit.

The costs incurred and cash expenditures associated with these activities during 2014, 2013 and 2012 were as follows (in thousands):

	Cost Savings Initiatives	Acquisition & Integration	Legal Settlements	Total
Balance at December 31, 2011	$8,671	$3,708	$26,000	$38,379
Charge in 2012	1,701	(989)	4,958	5,670
Cash expenditures	(8,544)	(1,492)	(30,958)	(40,994)
Non-cash expenditures	(143)	(216)	—	(359)

Balance at December 31, 2012	1,685	1,011	—	2,696
Charge in 2013	8,742	18,797	—	27,539
Cash expenditures	(3,525)	(9,550)	—	(13,075)
Non-cash expenditures	(656)	(79)	—	(735)
Non-cash reclassification	476	(476)	—	—

Balance at December 31, 2013	6,722	9,703	—	16,425
Charge in 2014	4,981	6,610	—	11,591
Cash expenditures	(8,705)	(11,291)	—	(19,996)
Non-cash expenditures	(302)	(78)	—	(380)

Balance at December 31, 2014	$2,696	$4,944	$—	$7,640

The balance of unpaid charges relating to cost savings initiatives, and acquisition and integration activities aggregated $7.6 million and $16.4 million at December 31, 2014 and 2013, respectively. These items were included in other accrued expenses in the Company’s consolidated balance sheets.

Note 11.	Long-Term Debt

Credit Arrangements

At December 31, 2014, the Company’s credit arrangements included a senior secured credit agreement providing for (i) a six year $670 million term Loan B facility, (ii) a five-year $155 million Term Loan C facility and (iii) a five-year $100 million revolving credit facility (collectively, the “Credit Agreement”) and a $325 million aggregate principal amount of 11.5 percent Senior Notes due 2018 (the “Senior Notes”). The Credit Agreement’s revolving credit facility also includes borrowing capacity of $80 million available for letters of credit and $15 million for borrowings on same-day notice, referred to as swing line loans.

As of December 31, 2014 and 2013, the Company’s long-term debt consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Credit Agreement:
Term Loan B, maturing October 18, 2019, net of unamortized discount of $5.527 million and $6.508 million as of December 31, 2014 and December 31, 2013, respectively	$657,772	$663,492
Term Loan C, maturing October 18, 2018, net of unamortized discount of $0.540 million and $0.735 million as of December 31, 2014 and December 31, 2013, respectively	142,835	154,265
11.5% Senior Notes due 2018	325,000	325,000
Revolving Credit Facility	27,000	27,000

Total debt	1,152,607	1,169,757
Less: current portion of long-term debt	(53,075)	(45,325)

Total long-term debt	$1,099,532	$1,124,432

As of December 31, 2014, advances under the revolving credit facility may be made, and letters of credit may be issued, up to the $100 million borrowing capacity of the facility at any time prior to the facility expiration date of October 18, 2018. Outstanding letters of credit were $58.6 million and $52.0 million at December 31, 2014 and 2013, respectively. The letters of credit were issued to guarantee payments under the Company’s workers’ compensation program and for certain other commitments. As of December 31, 2014, the Company’s unused and available borrowing capacity under the New Credit Agreement was $14.4 million. As governed by the indenture covering the unsecured senior notes, the Company has a maximum permitted borrowing capacity, as defined, under its Credit Agreement which may limit the Company’s ability to borrow up to the full capacity of the revolving credit facility.

The Term Loan B facility is subject to mandatory principal payments of $6.7 million per year, payable in equal quarterly installments, with the remaining balance of the original $670 million loan payable on October 18, 2019. The Term Loan C facility is subject to annual mandatory principal payments, payable in equal quarterly installments. The mandatory principal payments for 2015 are $19.4 million and increase each year through the maturity date of the loan, October 18, 2018.

As of December 31, 2014, the mandatory aggregate principal payments of long-term debt were $26.1 million in 2015, $29.9 million in 2016, $37.7 million in 2017, $76.5 million in 2018 and $636.5 million thereafter under the Credit Agreement, and $325.0 million due in 2018 under the Senior Notes. The weighted average cash interest rate on outstanding borrowings was 7.8 percent per annum at December 31, 2014 and 7.7 percent per annum at December 31, 2013.

The Company may voluntarily repay outstanding loans under the revolving credit facility or the term loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans. Prepayment and commitment reductions will be required in connection with (i) certain asset sales, (ii) certain extraordinary receipts such as certain insurance proceeds, (iii) cash proceeds from the issuance of debt, and (iv) 75 percent of “Excess Cash Flow” (as defined in the New Credit Agreement) with two step-downs based on the Company’s leverage ratio.

The interest rate per annum on borrowings under the Credit Agreement is based on, at the option of the Company, (i) the Eurodollar Rate, adjusted for certain costs plus an Applicable Rate or (ii) the Base Rate, plus an Applicable Rate. The Base Rate represents the highest of (x) the Barclays Bank prime rate, (y) the federal funds rate plus 0.50 percent or (z) the Eurodollar Rate adjusted for certain costs plus 1.00 percent. In connection with determining the interest rates on the Term Loan B and Term Loan C facilities, in no event shall the Eurodollar Rate be less than 1.25 percent and the Base Rate be less than 2.25 percent. The Company may select interest periods of one, two, three or six months for Eurodollar Rate loans. Interest is payable at the end of the selected interest period. The Company must also pay a fee of 0.50 percent per annum on unused commitments under the revolving credit facility.

As of December 31, 2014, the interest rate on Term Loan B borrowings is 6.50 percent, Term Loan C borrowings is 5.75 percent and revolving credit borrowings is 4.71 percent.

The Applicable Rate component of the interest rate is based on the Company’s consolidated leverage ratio as follows:

	Applicable Rates
Consolidated Leverage Ratio	Eurodollar Rate for Revolving Credit Facility and Letter of Credit Fees	Base Rate for Revolving Credit Facility	Term Loan B		Term Loan C
			Eurodollar Rate	Base Rate	Eurodollar Rate	Base Rate
> 4.0:1	4.50%	3.50%	5.25%	4.25%	4.50%	3.50%
< 4.0:1	4.25%	3.25%	5.25%	4.25%	4.50%	3.50%

Debt Covenants

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s and its subsidiaries’ ability to incur additional indebtedness or issue certain preferred stock, create liens on assets, enter into sale and leaseback transactions, engage in mergers or consolidations with other companies, sell assets, pay dividends, repurchase capital stock, make investments, loans and advances, make certain acquisitions, engage in certain transactions with affiliates, amend material agreements, repay certain indebtedness, change the nature of the Company’s business, change accounting policies and practices, grant negative pledges and incur capital expenditures. The Credit Agreement also requires the Company to maintain a maximum consolidated leverage ratio, as calculated based on provisions in the Credit Agreement that provides for certain defined adjustments to consolidated EBITDA, and contains certain customary affirmative covenants and events of default.

The Company’s maximum consolidated leverage ratio is as follows:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
March 31, 2014 to March 31, 2015	≤ 6.75:1
June 30, 2015 to March 31, 2016	≤ 6.50:1
June 30, 2016 to March 31, 2017	≤ 6.25:1
June 30, 2017 to December 31, 2017	≤ 6.00:1
March 31, 2018 and each fiscal quarter thereafter	≤ 5.75:1

As of December 31, 2014, the Company’s consolidated leverage ratio was 5.8x. As of December 31, 2014, the Company was in compliance with all covenants in the Credit Agreement.

Guaranty Agreement and Security Agreement

Gentiva and substantially all of its subsidiaries (the “Guarantor Subsidiaries”) entered into a guaranty agreement pursuant to which the Guarantor Subsidiaries have agreed, jointly and severally, fully and unconditionally to guarantee all of the Company’s obligations under the Credit Agreement. Additionally, Gentiva and its Guarantor Subsidiaries entered into a security agreement pursuant to which a first-priority security interest was granted in substantially all of the Company’s and its Guarantor Subsidiaries’ present and future real, personal and intangible assets, including the pledge of 100 percent of all outstanding capital stock of substantially all of the Company’s domestic subsidiaries to secure full payment of all of the Company’s obligations for the ratable benefit of the lenders.

Senior Notes

The Senior Notes are unsecured, senior subordinated obligations of the Company. The Senior Notes are guaranteed by all of Gentiva’s subsidiaries that are guarantors under the Credit Agreement. Interest on the Senior Notes accrues at a rate of 11.5 percent per annum and is payable semi-annually in arrears on March 1 and September 1. Gentiva will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

The Senior Notes mature on September 1, 2018 and are generally free to be transferred. Gentiva may redeem the Senior Notes, in whole or in part, at any time prior to the first interest payment of 2014, at a price equal to 100 percent of the principal amount of the Senior Notes redeemed plus an applicable make-whole premium based on the present value of the remaining payments discounted at the treasury rate plus 50 basis points plus accrued and unpaid interest, if any, to the date of redemption.

On or after September 1, 2014, Gentiva may redeem all or part of the Senior Notes at redemption prices set forth below plus accrued and unpaid interest and Additional Interest, if any, as defined in the indenture relating to the Senior Notes during the twelve month period beginning on September 1 of the years indicated below:

Year	Percentage
2014	105.750%
2015	102.875%
2016 and thereafter	100.000%

Note 12.	Shareholders’ Equity

The Company’s authorized capital stock includes 25,000,000 shares of preferred stock, $.01 par value, of which 1,000 shares have been designated Series A Cumulative Non-voting Redeemable Preferred Stock (“cumulative preferred stock”).

The Company has an outstanding stock repurchase plan authorized by its Board of Directors to repurchase up to $5,000,000 of shares of the Company’s outstanding common stock (the “2012 Repurchase Program”). The repurchases can occur periodically in the open market or through privately negotiated transactions based on market conditions and other factors. During 2014, the Company did not repurchase any shares of its outstanding common stock. As of December 31, 2014, the Company had remaining authorization under the 2012 Repurchase Program to repurchase common stock with an aggregate purchase price of up to $1.5 million, subject to the additional limitations set forth below.

The Company’s Credit Agreement provides for repurchases of the Company’s common stock not to exceed $7.5 million per year, and not to exceed $25.0 million per year if the consolidated leverage ratio is less than or equal to 3.5:1.0 immediately after giving effect on a pro forma basis to the repurchase. The indenture governing the Company’s Senior Notes also contains limitations on the Company’s repurchases of its common stock.

Note 13.	Equity-Based Compensation Plans

The Company provides several equity-based compensation plans under which the Company’s officers, employees and non-employee directors may participate, including (i) the 2004 Equity Incentive Plan (amended and restated as of March 16, 2011, as further amended by Amendment Nos. 1 and 2 thereto) (“2004 Plan”), (ii) the Stock & Deferred Compensation Plan for Non-Employee Directors (“DSU Plan”) and (iii) the Employee Stock Purchase Plan (“ESPP”). Collectively, these equity-based compensation plans permit the grants of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) performance units, (vi) stock units and (vii) cash, as well as allow employees to purchase shares of the Company’s common stock under the ESPP at a pre-determined discount.

Under the 2004 Plan, 7.8 million shares of common stock are available for grant, which includes the additional 1.6 million shares of common stock last authorized on May 9, 2013 by the shareholders of the Company for issuance under the 2004 Plan. The maximum number of shares of common stock for which grants may be made in any calendar year to any 2004 Plan participant is 500,000. Under the 2004 Plan, stock options granted on and after February 25, 2009 will have a maximum term of seven years. Options granted prior to February 25, 2009 retain their ten year term. As of December 31, 2014, the Company had 1,191,404 shares available for issuance under the 2004 Plan.

For the year ended December 31, 2014, the Company recorded equity-based compensation expense, as calculated on a straight-line basis over the vesting periods of the related equity instruments, of $8.4 million as compared to $8.2 million and $7.6 million for the corresponding periods of 2013 and 2012, which were reflected as selling, general and administrative expense in the consolidated statements of comprehensive income (loss).

Stock Options

The weighted average fair values of the Company’s stock options granted during 2014, 2013 and 2012 calculated using the Black-Scholes option pricing model and other assumptions used in the option pricing model, were as follows:

For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Weighted average fair value of options granted	$5.08	$6.02	$4.32
Risk-free interest rate	0.46% - 0.51%	0.29% - 0.54%	0.77% - 0.95%
Expected volatility	60% - 63%	76% - 79%	64% - 65%
Contractual life	7 years	7 years	7 years
Expected life	3.4 - 5.4 years	3.4 - 5.4 years	3.4 - 5.4 years
Expected dividend yield	—%	—%	—%

Stock option grants in 2012 through 2014 vest over a three-year period based on a vesting schedule that provides for one-third vesting after each year. The Company’s expected volatility assumptions are based on the historical volatility of the Company’s stock price over a period corresponding to the expected term of the stock option. Forfeitures are estimated utilizing the Company’s historical forfeiture experience. The expected life of the Company’s stock options is based on the Company’s historical experience of the exercise patterns associated with its stock options.

A summary of Gentiva stock option activity as of December 31, 2014 and changes during the year then ended is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of December 31, 2013	4,005,589	$15.40
Granted	737,500	10.90
Exercised	(1,485,968)	9.30
Cancelled	(745,307)	19.52

Balance as of December 31, 2014	2,511,814	$16.47	4.4	$12,561,192

Exercisable options	1,336,586	$21.44	3.2	$2,881,632

Shares expected to vest as of December 31, 2014	1,137,043	$10.81	5.8	$9,366,839

During 2014, the Company granted 737,500 stock options to employees under its 2004 Plan at an average exercise price of $10.90 and a weighted-average, grant-date fair value of $5.08. The total intrinsic value of options exercised during 2014, 2013 and 2012 was $14.6 million, $0.6 million and $0.3 million, respectively.

In addition, for the years ended December 31, 2014 and 2013, the Company issued 375,000 stock options, respectively, that are both time-vesting (one-third each year) and carry a market vesting feature based on the average 30-day closing stock price of the Company’s common stock based on stock price thresholds of $14, $16, and $18 (each covering one-third of the options granted). The fair value of the stock options granted in both 2014 and 2013 ranged from $5.15 to $5.88 and $5.22 to $5.87, respectively, and was determined using the Monte Carlo stock option valuation model. Assumptions used in the model included volatility of 63 percent and 67 percent, respectively, risk-free interest rate of 1.32 percent and 0.60 percent, respectively, zero percent dividend yield, a forfeiture rate based on the Company’s historical experience and a contractual life of seven years for both 2014 and 2013.

As of December 31, 2014 and 2013, the Company had $3.3 million and $3.4 million, respectively, of total unrecognized compensation cost related to nonvested stock options. This compensation expense is expected to be recognized over a weighted-average period of 1.4 years and 1.3 years, respectively. The total fair value of options that vested during 2014 and 2013 was $3.4 million and $4.0 million, respectively.

Performance Based Awards

The Company may grant performance based awards under its 2004 Plan that are either settled in shares of the Company’s common stock or settled in cash depending on the individual award type. Performance based awards may result in the issuance of a range of shares of common stock or cash based on the achievement of defined levels of performance criteria. Performance based awards also carry a three-year service period requirement from the date of grant to vest. Forfeitures are estimated utilizing the Company’s historical forfeiture experience. As of December 31, 2014, all performance share units were fully vested and the Company had no unrecognized compensation cost related to performance based share awards.

A summary of Gentiva’s performance based cash award activity by grant year as of December 31, 2014 is presented below:

	2012	2013	2014
Service period to vest:	3 years	3 years	3 years
Performance range of target:	0% - 200%	0% - 240%	0% - 200%
Performance measured on:	EPS	EPS	EPS
Performance measurement period:	1/2 based on 2012 results	60% based on 2013 results	100% based on 3 year 2014 - 2016 results
	1/2 based on 2014 results	40% based on 2015 results
Performance target achieved:	2012 - 85%	2013 - 0%
	2014 - 180%
Performance cash:
Balance as of December 31, 2013	$2,519,276	$1,005,832	$—
Earned	2,963,674	1,034,168	1,666,079
Issued	(1,765,344)	—	—

Balance as of December 31, 2014	$3,717,606	$2,040,000	$1,666,079

For the year ended December 31, 2014, the Company recorded $5.7 million of compensation expense associated with its performance based cash awards as compared to $2.2 million for the corresponding period of 2013. As of December 31, 2014, the Company had unrecognized compensation cost at target of $4.3 million to be recognized over a weighted-average period of 1.8 years. As of December 31, 2013, the Company had unrecognized compensation cost at target of $3.3 million to be recognized over a weighted-average period of 1.6 years.

Restricted Stock

A summary of Gentiva restricted stock activity as of December 31, 2014 is presented below:

	Number of Restricted Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2013	635,400	$18.27
Granted	366,000	10.79
Exercised	(88,900)	26.58
Cancelled	(32,500)	11.32

Balance as of December 31, 2014	880,000	$14.61	$16,764,000

Nonvested shares expected to vest as of December 31, 2014	839,796	$14.77	$15,998,116

The restricted stock fully vests at the end of a three-year or five-year period, depending on the individual grants. Forfeitures are estimated utilizing the Company’s historical forfeiture experience.

As of December 31, 2014, 2013 and 2012 the aggregate intrinsic value of the restricted stock awards was $16.8 million, $7.9 million and $3.7 million, respectively. The Company had $5.2 million and $4.9 million of total unrecognized compensation cost related to restricted stock as of December 31, 2014 and 2013, respectively. This compensation expense is expected to be recognized over a weighted-average period of 1.6 and 2.0 years, respectively.

Directors Deferred Share Units

Under the Company’s DSU Plan, each non-employee director receives an annual deferred stock unit award credited quarterly and paid in shares of the Company’s common stock following termination of the director’s service on the Board of Directors. In May of 2012, the Company’s shareholders approved increasing the aggregate number of shares of common stock available for issuance under the plan by 350,000 shares; therefore, the total number of shares of common stock reserved for issuance under this plan is 650,000, of which 160,294 shares were available for future grants as of December 31, 2014. During 2014, the Company granted 46,543 stock units under the DSU Plan at a grant date weighted-average fair value of $13.54 per stock unit. Under the DSU Plan, 379,319 stock units were outstanding as of December 31, 2014.

Employee Stock Purchase Plan

The Company’s ESPP, as amended on May 10, 2012, provides an aggregate of 1,800,000 shares of common stock available for issuance under the ESPP. The Compensation Committee of the Company’s Board of Directors administers the plan and has the power to determine the terms and conditions of each offering of common stock. All employees of the Company are immediately eligible to purchase stock under the plan regardless of their actual or scheduled hours of service. Employees may purchase shares having a fair market value of up to $25,000 per calendar year based on the value of the shares on the date of purchase. The maximum number of shares of common stock that may be sold to any employee in any offering, however, will generally be 10 percent of that employee’s compensation during the period of the offering. The offering period is three months and the purchase price of shares is equal to 85 percent of the fair market value of the Company’s common stock on the last day of the three-month offering period. As of December 31, 2014, 1,862,184 shares of common stock were available for future issuance under the ESPP. During 2014, 2013 and 2012, the Company issued 205,299 shares, 269,156 shares and 403,292 shares, respectively, of common stock under its ESPP. The Company records compensation expense equal to the 15 percent discount from the fair market value of the Company’s common stock on the date of purchase.

Note 14.	Legal Matters

Litigation

In addition to the matters referenced in this Note 14, the Company is party to certain legal actions arising in the ordinary course of business, including legal actions arising out of services rendered by its various operations, personal injury and employment disputes. Management does not expect that these other legal actions will have a material adverse effect on the business, financial condition, results of operations, liquidity or capital resources of the Company.

On May 10, 2010, a collective and class action complaint entitled Lisa Rindfleisch et al. v. Gentiva Health Services, Inc. was filed in the United States District Court for the Eastern District of New York against the Company in which five former employees (“Plaintiffs”) alleged wage and hour law violations. The former employees claimed they were paid pursuant to “an unlawful hybrid” compensation plan that paid them on both a per visit and an hourly basis, thereby voiding their exempt status and entitling them to overtime pay. Plaintiffs alleged continuing violations of federal and state law and sought damages under the Fair Labor Standards Act (“FLSA”), as well as under the New York Labor Law and North Carolina Wage and Hour Act (“NCWHA”). On October 8, 2010, the Court granted the Company’s motion to transfer the venue of the lawsuit to the United States District Court for the Northern District of Georgia. On April 13, 2011, the Court granted Plaintiffs’ motion for conditional certification of the FLSA claims as a collective action. On May 26, 2011, the Court bifurcated the FLSA portion of the suit into a liability phase, in which discovery closed on January 15, 2013, and a potential damages phase, to be scheduled pending outcome of the liability phase. Following a motion for partial summary judgment by the Company regarding the New York state law claims, Plaintiffs agreed voluntarily to dismiss those claims in a filing on December 12, 2011. Plaintiffs filed a motion for certification of a North Carolina state law class for NCWHA claims on January 20, 2012. On August 29, 2012, the Court denied Plaintiffs’ motion for certification of a North Carolina state law class. The Company filed a motion for partial summary judgment on Plaintiffs’ claims under the NCWHA on March 22, 2012, which the Court granted on January 16, 2013. On February 14, 2013, the Company filed two motions for partial summary judgment with regard to the Company’s liability for Plaintiffs’ FLSA claims. On the same day, Plaintiffs filed a motion for partial summary judgment in their favor with regard to the Company’s liability. On July 26, 2013, the Court denied the Company’s motion for summary judgment with regard to the Company’s liability for Plaintiffs’ FLSA claims and granted Plaintiffs’ motion for summary judgment. On November 4, 2013, the Court denied the Company’s motion to amend the District Court’s July 26 Order to certify two legal issues for immediate interlocutory appeal to the Eleventh Circuit Court of Appeals. In its Order, the Court established a 30-day deadline for the Company to file its motion for decertification of the FLSA collective action class, which the Company then filed on December 4, 2013. On April 18, 2014, the Court issued an Order granting the Company’s motion for decertification and dismissing the opt-in plaintiffs from the lawsuit without prejudice. On the same day, Plaintiffs filed a motion to amend the Court’s Order to delay the effective date of the dismissal of the opt-in plaintiffs’ claims for 60 days, until June 17, 2014. On May 8, 2014, the Court entered an Order granting Plaintiffs’ motion to amend, thereby extending the effective date of dismissal through June 17, 2014. On June 17, 2014, approximately 194 of the former 999 opt-in plaintiffs who had been dismissed from this case filed a new Complaint against the Company in the United States District Court for the Northern District of Georgia as a separate, follow-on lawsuit with identical claims captioned Cynthia Bailey et al. v. Gentiva Health Services, Inc. These were some of the individuals who had been dismissed from the Rindfleisch lawsuit and who wished to continue to pursue their claims. Given the filing of the follow-on lawsuit, at the Court-ordered June 19, 2014 settlement conference, it was determined that the Rindfleisch case would be stayed and administratively closed pending the outcome of global mediation of both lawsuits. Accordingly, on June 24, 2014, the District Court administratively closed the case. Pursuant to an agreement between the parties at the settlement conference, on July 30, 2014, the plaintiffs filed an amended complaint in the Bailey lawsuit naming a total of 411 plaintiffs. On September 12, 2014, the parties engaged in the mediation of both lawsuits. The parties did not reach a settlement to resolve either lawsuit, and the Rindfleisch case was re-opened at the request of Plaintiffs’ counsel on January 8, 2015. On January 13, 2015, the Court entered an order in the Rindfleisch lawsuit granting each party limited damages discovery with respect to the named Plaintiffs’ claims. Pursuant to this order, the parties filed their proposals regarding damages discovery on January 27, 2015. In the Bailey lawsuit, Gentiva filed its answer to the Plaintiffs’ complaint on October 10, 2014, as well as a motion to drop all Plaintiffs other than the named Plaintiff, Cynthia Bailey, based on misjoinder, as the Court had already determined in the Rindfleisch case that the Plaintiffs’ claims should not remain in the same lawsuit. The Bailey lawsuit currently is stayed pending the outcome of the motion to drop. The Plaintiffs in both lawsuits are seeking attorneys’ fees and costs, back wages and liquidated damages going back three years from the filings of the complaints under the FLSA.

Based on the information the Company has at this time in the Rindfleisch and Bailey lawsuits, the Company is unable to assess the probable outcome or potential liability, if any, arising from these proceedings on the business, financial condition, results of operations, liquidity or capital resources of the Company. The Company does not believe that an estimate of a reasonably possible loss or range of loss can be made for these lawsuits at this time. The Company intends to defend itself vigorously in these lawsuits.

On June 11, 2010, a collective and class action complaint entitled Catherine Wilkie, individually and on behalf of all others similarly situated v. Gentiva Health Services, Inc. was filed in the United States District Court for the Eastern District of California against the Company in which a former employee alleged wage and hour violations under the FLSA and California law. The complaint alleged that the Company paid some of its employees on both a per visit and hourly basis, thereby voiding their exempt status and entitling them to overtime pay. The complaint further alleged that California employees were subject to violations of state laws requiring meal and rest breaks, overtime pay, accurate wage statements and timely payment of wages. The plaintiff sought class certification, attorneys’ fees, back wages, penalties and damages going back three years on the FLSA claim and four years on the state wage and hour claims. The Company denies the plaintiff’s allegations but, following a March 2012 mediation, agreed to pay a total settlement amount of $5 million to settle the collective and class action claims. The federal district court granted final approval of the settlement on March 26, 2013, and funds were disbursed to the participating class members, 99 percent of whom timely negotiated their settlement checks. The unclaimed wages will escheat to the State of California, and any balance remaining will be distributed to a cy pres beneficiary at the conclusion of the escheat process. A status conference is scheduled for June 22, 2015, at which time the parties will present a final accounting of the settlement fund, and the court is expected to approve distribution of the residual to the cy pres beneficiary and dismiss the case.

On July 10, 2013, the Company was served with a complaint captioned United States ex rel. Vicky White v. Gentiva Health Services, Inc., which had been filed on September 8, 2010 as a qui tam action in United States District Court for the Eastern District of Tennessee by a former employee, Vicky White, as relator. The United States had declined to intervene in this action on April 5, 2013. Relator seeks treble damages and civil penalties under the federal False Claims Act for alleged violations by the Company in presenting false claims for payment and receiving Medicare reimbursement for certain home health services it had provided and also seeks damages relating to her alleged retaliatory discharge by the Company. On September 6, 2013, the Company filed a motion to dismiss the action in its entirety. On June 25, 2014, the court granted in part the Company’s motion to dismiss and dismissed four of the five fraudulent schemes alleged by relator. The court denied the Company’s motion to dismiss as to the remaining alleged fraudulent scheme of recertifying psychiatric patients and as to relator’s claim of alleged retaliatory discharge. The Company filed its answer to the complaint on July 23, 2014. Discovery is on-going in this action. Given the preliminary stage of this action and the limited information that the Company has regarding this matter, the Company is unable to assess the probable outcome or potential liability, if any, arising from this action. The Company intends to defend itself vigorously in this lawsuit.

Federal Securities Class Action Litigation

Between November 2, 2010 and October 25, 2011, five shareholder class actions were filed against Gentiva and certain of its current and former officers and directors in the United States District Court for the Eastern District of New York. Each of these actions asserted claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Company’s participation in the Medicare Home Health Prospective Payment System (“HH PPS”). Following consolidation of the actions and the appointment of Los Angeles City Employees’ Retirement System as lead plaintiff, on April 16, 2012, a consolidated shareholder class action complaint, captioned In re Gentiva Securities Litigation, Civil Action No. 10-CV-5064, was filed in the United States District Court for the Eastern District of New York. The complaint, which named Gentiva and certain current and former officers and directors as defendants, asserted claims under Sections 10(b) and 20(a) of the 1934 Act, as well as Sections 11 and 15 of the Securities Act of 1933 (the “1933 Act”), in connection with the Company’s participation in the HH PPS. The complaint alleged, among other things, that the Company’s public disclosures misrepresented and failed to disclose that the Company improperly increased the number of in-home therapy visits to patients for the purposes of triggering higher reimbursement rates under the HH PPS, which caused an artificial inflation in the price of Gentiva’s common stock during the period between July 31, 2008 and October 4, 2011. On June 15, 2012, defendants filed a motion to dismiss the complaint. On March 25, 2013, the court granted defendants’ motion to dismiss with leave to amend the complaint in accordance with the court’s rulings as set forth in its March 25 order. On May 10, 2013, lead plaintiff filed a consolidated amended class action complaint, and, on June 24, 2013, defendants filed a motion to dismiss. On September 19, 2013, the court granted in part and denied in part defendants’ motion to dismiss. As a result of the court’s decision, the named current officers and directors were dismissed from the action, and certain claims against Gentiva and a former officer and a former officer/director remained. On October 3, 2013, the remaining defendants moved for partial reconsideration of the court’s September 19 order. On December 10, 2013, the court granted in part and denied in part the remaining defendants’ motion for partial reconsideration. As a result of the court’s decision, Gentiva and the former officer were dismissed from the action, and only a Section 10(b) claim against the former officer/director remained. On January 9, 2014, the former officer/director filed an answer to the consolidated amended class action complaint. On January 28, 2014, lead plaintiff filed a motion for the entry of final judgment under Rule 54(b) of the Federal Rules of Civil Procedure. On March 3, 2014, the court granted in part and denied in part lead plaintiff’s motion under Rule 54(b), granting the motion to the extent lead plaintiff sought final judgment for the claims brought pursuant to the 1933 Act as to all defendants, and denying the motion to the extent lead plaintiff sought final judgment for the claims brought pursuant to the 1934 Act as to all defendants other than the former officer/director. As a result of the court’s decision, on March 6, 2014, the court entered final judgment in favor of all defendants on lead plaintiff’s claims under Sections 11 and 15 of the 1933 Act. On October 17, 2014, lead plaintiff filed a motion for class certification. On November 24, 2014, the parties attended a mediation session before the Honorable Layn R. Phillips (Ret.), but did not reach a settlement. On December 10, 2014, the parties reached an agreement in principle to settle the action for $6,500,000, to be funded in its entirety by insurance. On April 3, 2015, lead plaintiff filed a motion seeking preliminary approval of the settlement. On April 6, 2015, the court issued an order preliminarily approving the settlement and scheduling a final approval hearing for September 11, 2015. The settlement remains subject to the completion of definitive settlement documentation, notice to the putative class and approval by the court.

Shareholder Derivative Litigation

On January 4, 2011 and October 31, 2011, two actions were filed against certain of Gentiva’s current and former directors in Superior Court of DeKalb County in the State of Georgia, alleging, among other things, that Gentiva’s board of directors breached its fiduciary duties to the Company. The actions were consolidated and, on February 9, 2012, plaintiffs filed a consolidated complaint (the “Georgia State Court Action”). The Georgia State Court Action, which named certain of Gentiva’s current and former directors as defendants, alleged, among other things, that Gentiva’s board of directors had actual or constructive knowledge that the Company’s public disclosures misrepresented and failed to disclose that the Company improperly increased the number of in-home therapy visits to patients for the purpose of triggering higher reimbursement rates under HH PPS, which caused an artificial inflation in the price of Gentiva’s common stock. On March 26, 2012, defendants filed a motion to dismiss the Georgia State Court Action and further requested a transfer to the Superior Court of Cobb County. On October 12, 2012, the Cobb County court granted defendants’ motion to dismiss the consolidated complaint with prejudice. On November 30, 2012, one of the plaintiffs in the Georgia State Court Action made a demand on Gentiva’s board of directors to take action to remedy the breaches of fiduciary duty alleged in the Georgia State Court Action. The board of directors formed a committee (the “Committee”) to consider the demand.

On October 7 and October 13, 2011, two actions were filed against certain of Gentiva’s current and former directors and officers in the United States District Court for the Northern District of Georgia, alleging, among other things, that Gentiva’s board of directors breached its fiduciary duties to the Company. The actions also asserted a claim under Section 14(a) of the Securities Exchange Act of 1934. The actions were consolidated and, on March 5, 2012, plaintiffs filed a consolidated complaint (the “Georgia Federal Court Action”). The Georgia Federal Court Action, which named certain of Gentiva’s current and former directors and officers as defendants, alleged, among other things, that Gentiva’s board of directors had actual or constructive knowledge that the Company’s public disclosures misrepresented and failed to disclose that the Company improperly increased the number of in-home therapy visits to patients for the purpose of triggering higher reimbursement rates under the HH PPS, which caused an artificial inflation in the price of Gentiva’s common stock. The complaint further alleged that the Company’s Proxy Statement for its 2010 Annual Meeting of Shareholders was materially false and misleading. On April 16, 2012, defendants filed a motion to dismiss the Georgia Federal Court Action and, on February 11, 2013, the court granted defendants’ motion to dismiss with prejudice. On March 11, 2013, one of the plaintiffs in the Georgia Federal Court Action filed a notice of appeal to the United States Court of Appeals for the Eleventh Circuit. On April 10, 2013, that plaintiff and defendants filed a joint motion to dismiss the appeal with prejudice in the Eleventh Circuit. On April 30, 2013, that motion was granted. On August 2, 2013 and September 24, 2013, respectively, each of the plaintiffs in the Georgia Federal Court Action made a demand on Gentiva’s board of directors to take action to remedy the breaches of fiduciary duty alleged in the Georgia Federal Court Action. The demands were considered by the Committee along with the November 30, 2012 demand, and, after conducting an investigation of the allegations contained in each of the three demands, the Committee and the Board determined that taking any or all of the demanded actions would not serve the best interests of Gentiva and its shareholders. Accordingly, the Board voted unanimously to reject the demands.

Government Matters

Investigations

Odyssey

On May 5, 2008, Odyssey HealthCare, Inc. (“Odyssey”), which the Company acquired on August 15, 2010, received a letter from the U.S. Department of Justice (“DOJ”) notifying Odyssey that the DOJ was conducting an investigation of VistaCare, Inc. (“VistaCare”) and requesting that Odyssey provide certain information and documents related to the DOJ’s investigation of claims submitted by VistaCare to Medicare, Medicaid and the U.S. government health insurance plan for active military members, their families and retirees, formerly the Civilian Health and Medical Program of the Uniformed Services (“TRICARE”), from January 1, 2003 through March 6, 2008, the date Odyssey completed the acquisition of VistaCare. Odyssey has been informed by the DOJ and the Medicaid Fraud Control Unit of the Texas Attorney General’s Office that they are reviewing allegations that VistaCare may have billed the federal Medicare, Medicaid and TRICARE programs for hospice services that were not reasonably or medically necessary or performed as claimed. The basis of the investigation is a qui tam lawsuit filed in the United States District Court for the Northern District of Texas by a former employee of VistaCare. The lawsuit alleges, among other things, that VistaCare submitted false claims to Medicare and Medicaid for hospice services that were not medically necessary and for hospice services that were referred in violation of the anti-kickback statute. The court unsealed the lawsuit on October 5, 2009 and Odyssey was served on January 28, 2010. In connection with the unsealing of the complaint, the DOJ filed a notice with the court declining to intervene in the qui tam action at such time. The Texas Attorney General also filed a notice of non-intervention with the court. These actions should not be viewed as a final assessment by the DOJ or the Texas Attorney General of the merits of this qui tam action. Odyssey continues to cooperate with the DOJ and the Texas Attorney General in their investigation. The relator has continued to pursue the qui tam lawsuit. Odyssey and VistaCare filed motions to dismiss the relator’s complaint on March 30, 2010 and April 2, 2012. The court issued orders on the motions to dismiss on March 9, 2011 and July 23, 2012. Consistent with the court’s orders, the relator’s false claims act claims based on alleged medically unnecessary hospice services and for hospice services referred in violation of the anti-kickback statute are permitted to proceed to discovery. On or about September 6, 2013, relator filed her fourth amended complaint. This pleading only alleged wrongdoing against VistaCare from January 1, 2003 through December 31, 2012 and did not allege any substantive wrongdoing against Odyssey or the Company and only asserted claims against them as purported successors in interest. On or about September 27, 2013, VistaCare answered the fourth amended complaint, and the Company and Odyssey moved to dismiss the allegations made against them. That motion to dismiss as to the Company and Odyssey was granted with prejudice by the court on July 23, 2014. The original trial date has been continued to April 4, 2016. VistaCare, Odyssey, and the Company deny the allegations made in this qui tam action and will vigorously defend against them. Based on the information available at this time, the Company cannot predict the outcome of the qui tam lawsuit, the governments’ continuing investigation, the DOJ’s or Texas Attorney General’s views of the issues being investigated, other than the DOJ’s and Texas Attorney General’s notice declining to intervene in the qui tam action, or any actions that the DOJ or Texas Attorney General may take.

The Company does not believe that an estimate of a reasonably possible loss or range of loss can be made at this time with regard to the above investigations involving Odyssey. Based on the limited information that Odyssey has at this time regarding such investigations, the Company is unable to predict the impact, if any, that such investigations may have on Odyssey’s and the Company’s business, financial condition, results of operations, liquidity or capital resources.

Harden

On or about June 19, 2014, the Company received a Civil Investigative Demand from the U.S. Department of Justice, Western District of Missouri, under the federal False Claims Act requesting complete medical records for 14 hospice patients and other documents of Hospice Care of the Midwest, L.L.C., a subsidiary of Harden Healthcare Holdings, LLC (“Harden Holdings”), for the period from January 1, 2009 through June 19, 2014. The Company is in the process of complying with the demand for documents and is cooperating with the investigation. The Company acquired Harden Holdings on October 18, 2013 general matters occurring prior to such date are subject to indemnification provisions in the related Merger Agreement.

On or about June 9, 2014, Iowa Hospice, L.L.C., a subsidiary of Harden Holdings, received a Subpoena Duces Tecum (“Subpoena”) from the Office of Investigations, Kansas City Regional Office of the Office of Inspector General of the Department of Health and Human Services. The Subpoena requests complete medical records for 17 hospice patients and other documents of Iowa Hospice, L.L.C. for the period from January 1, 2007 through June 9, 2014. Harden Holdings is in the process of complying with the Subpoena and is cooperating with the investigation. The Company acquired Harden Holdings on October 18, 2013 general matters occurring prior to such date are subject to indemnification provisions in the related Merger Agreement.

Based on the limited information that the Company has at this time, the Company is unable to predict the financial impact, if any, arising from the above investigations.

Other

On May 16, 2014, the Company received a letter from the U.S. Department of Justice, Civil Division, Commercial Litigation Branch and the United States Attorney’s Office of the Eastern District of Pennsylvania notifying it of an investigation under the federal False Claims Act regarding Gentiva Health Services, Inc. and related entities. The letter requested various documents related to the Company’s home health business for the time period January 1, 2008 through May 16, 2014 including documents related to chart audits of Medicare claims. The Company is cooperating with the investigation and is continuing to produce documents in response to the letter request. Based on the limited information that the Company has at this time, the Company is unable to predict the financial impact, if any, arising from this investigation.

Note 15.	Related Party Transactions

In connection with the Company’s acquisition of Harden Healthcare Holdings, effective October 18, 2013, the Company entered into a Stockholders’ Agreement among the Harden sellers and R. Steven Hicks, one of the Company’s directors, pursuant to which the Company’s Board of Directors agreed to appoint Mr. Hicks to serve on the Board of Directors as its Vice Chairman and to nominate Mr. Hicks for election at the Annual Meeting. The Company also entered into a five-year Consulting Agreement with Capstar Partners, LLC (“Capstar”), a Texas limited partnership of which Mr. Hicks has been Chairman since 2000, pursuant to which Capstar will provide the Company with certain transitional, strategic or commercial matters, including assistance with the development and maintenance of relationships with key customers and third party payors. Pursuant to the Consulting Agreement, the Company has agreed to pay Capstar, for each of five calendar years commencing January 1, 2014, an amount equal to $1.0 million per year if the reimbursement rate for certain healthcare services in the State of Texas exceeds a specified base reimbursement rate. If for any reason such reimbursement rate fails to exceed the specified base reimbursement rate, Capstar will not be entitled to any payment under the Consulting Agreement for such year. In addition, on October 18, 2013, the Company entered into an agreement pursuant to which Capstar Investment Partners, L.P., a Texas limited partnership in which Mr. Hicks has an indirect material interest (“Capstar L.P.”), agreed to terminate a certain sublease agreement in connection with the Company’s acquisition of Harden. Under the agreement, the Company agreed to pay Capstar L.P., for each of five calendar years commencing January 1, 2014, an amount equal to either (i) $750,000 if the reimbursement rate for certain healthcare services in the State of Texas exceeds the specified base reimbursement rate for such year and (ii) $0 if such reimbursement rate fails to exceed the specified base reimbursement rate for such year. Effective December 31, 2013, Capstar L.P. assigned its right under the sublease termination agreement to Capstar. Although the Company’s policies did not require that the Company’s Audit Committee pre-approve the transactions as Mr. Hicks was not a director prior to the acquisition of Harden, the transactions were reviewed by the Company’s Board of Directors prior to closing.

Note 16.	Commitments

The Company rents certain properties under non-cancelable, long-term operating leases, which expire at various dates. Certain of these leases require additional payments for taxes, insurance and maintenance and, in many cases, provide for renewal options. Rent expense under all leases associated with the Company’s continuing operations was $47.0 million in 2014, $45.9 million in 2013 and $45.3 million in 2012.

Future minimum rental commitments and sublease rentals for all non-cancelable leases at December 31, 2014 are as follows (in thousands):

Fiscal Year	Total Commitment	Sublease Rentals	Net
2015	$44,269	$716	$43,553
2016	33,809	410	33,399
2017	26,625	182	26,443
2018	20,144	28	20,116
2019	12,386	—	12,386
Thereafter	6,994	—	6,994

Note 17.	Income Taxes

A comparative analysis of the provision for income taxes follows (in thousands):

	For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Current:
Federal	$4,329	$(3,968)	$(7,784)
State and local	1,888	1,063	1,522

Current income tax expense (benefit)	6,217	(2,905)	(6,262)

Deferred:
Federal	9,572	(30,655)	20,211
State and local	1,505	(6,393)	3,302

Deferred income tax expense (benefit)	11,077	(37,048)	23,513

Income tax expense (benefit)	$17,294	$(39,953)	$17,251

A reconciliation of the differences between federal statutory tax rate and the Company’s effective tax rate for 2014, 2013 and 2012 is as follows:

	For the Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012
Federal statutory tax rate	35.0%	35.0%	35.0%
Impairment	—	(29.2)	—
State income taxes, net of Federal benefit	3.7	0.6	4.6
Change in tax reserve	1.7	(0.1)	(3.4)
Transaction costs	3.4	—	—
Work opportunity tax credit	(3.6)	—	—
Net change in state valuation allowance	—	—	(0.6)
Other	1.6	(0.1)	0.9

Effective tax rate	41.8%	6.2%	36.5%

Deferred income tax assets and deferred tax liabilities are as follows (in thousands):

	December 31, 2014	December 31, 2013
Deferred tax assets
Current:
Reserves and allowances	$13,597	$18,840
Payroll and related accruals	8,456	5,343
Net operating loss carryforwards	5,982	6,216
Other	266	409
Less: valuation allowance	(622)	(777)

Total current deferred tax assets	27,679	30,031
Noncurrent:
Equity compensation	16,386	17,376
Fixed assets	459	—
Deferred rent	1,768	2,241
Net operating loss carryforwards	11,210	12,141
Capital loss carryforward	—	232
Federal tax credit carryforwards	5,455	4,408
Other	7,848	5,920
Less: valuation allowance	(2,783)	(2,864)

Total noncurrent deferred tax assets	40,343	39,454

Total deferred tax assets	68,022	69,485

Deferred tax liabilities:
Current:
Prepaid assets	(1,195)	(1,873)
Other	(301)	(5)

Total current deferred tax liabilities	(1,496)	(1,878)

Noncurrent:
Fixed assets	—	(2,684)
Intangible assets	(46,623)	(39,202)
Developed software	(3,374)	(3,568)
Financing fees	(1,531)	(1,940)
Other	(435)	(543)

Total non-current deferred tax liabilities	(51,963)	(47,937)

Total deferred tax liabilities	(53,459)	(49,815)

Net deferred tax assets	$14,563	$19,670

At December 31, 2014 and 2013, current net deferred tax assets were $26.2 million and $28.2 million, respectively and non-current net deferred tax liabilities were $11.6 million and $8.5 million, respectively.

At December 31, 2014, the Company had a federal tax credit carryforwards of $5.4 million and a federal net operating loss of $33.9 million from the acquisition of Harden Healthcare Holdings, Inc. These carryforwards are subject to Internal Revenue Code §382 limitations. The Company has a deferred tax asset of $5.4 million for the federal tax credit carryforwards and $11.9 million for the federal net operating loss. In addition, the Company had state net operating loss carryforwards of approximately $121 million that expire beginning in 2015. Deferred tax assets relating to the state net operating loss carryforward approximate $5.3 million. A valuation allowance of $3.4 million has been recorded to reduce this deferred tax asset to its estimated realizable value since certain state net operating loss carryforwards may expire before realization. Approximately $19 million of the state net operating losses are from the Harden Healthcare Holdings, Inc. acquisition and are subject to usage limitations similar of the Internal Revenue Code §382 limitations.

As stated in Note 21, Kindred Health Care, Inc. acquired all the outstanding shares of the Company in the first quarter of 2015. As such, tax attributes, such as NOLs and tax credits, will be carried over to Kindred to be used on Kindred’s income tax returns in post acquisition years. Kindred will analyze the tax attributes from the Company, in conjunction with all its other deferred tax amounts, to determine the realizability of these amounts in its financial statements during future periods.

Authoritative guidance requires that the realization of an uncertain income tax position must be more likely than not (i.e., greater than 50 percent likelihood of receiving a benefit) before it can be recognized in the financial statements. At December 31, 2014 and 2013, the Company had $7.1 million and $7.7 million, respectively, of unrecognized tax benefits, all of which would affect the Company’s effective tax rate if recognized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at December 31, 2011	$11,027
Additions for tax positions of the current year	126
Additions for tax positions of prior year	245
Changes in judgment	(2,312)
Reductions for tax positions of prior years for:
Settlements during the period	(274)
Lapses of applicable statute of limitations	(456)

Balance at December 31, 2012	8,356

Additions for tax positions of the current year	456
Additions for tax positions of acquired companies	910
Reductions for tax positions of prior years for:
Settlements during the period	(1,898)
Lapses of applicable statute of limitations	(148)

Balance at December 31, 2013	7,676

Additions for tax positions of the current year	400
Reductions for tax positions of prior years for:
Settlements during the period	(910)
Lapses of applicable statute of limitations	(93)

Balance at December 31, 2014	$7,073

The Company recognizes interest and penalties on uncertain tax positions in income tax expense. The Company had approximately $2.1 million and $1.4 million of accrued interest related to uncertain tax positions as of December 31, 2014 and 2013, respectively.

The Company continues to participate in the IRS’ Compliance Assurance Process (“CAP”). As a result of the Company’s participation in CAP, management has closed federal tax years prior to 2013 and anticipates closing 2013 in early 2015. The Company is still open under statute of limitations for examination of income and non-income tax filings in various state and local jurisdictions from 2009 through current filings.

Note 18.	Benefit Plans for Employees

The Company maintains qualified and non-qualified defined contribution plans for its salaried employees, which provide for a partial match of employee savings under the plans and for discretionary contributions based on employee compensation. With respect to the Company’s non-qualified defined contribution plan for salaried employees, all pre-tax contributions, matching contributions and discretionary contributions (and the earnings therein) are held in a Rabbi Trust and are subject to the claims of the general, unsecured creditors of the Company. All post-tax contributions are held in a secular trust and are not subject to the claims of the creditors of the Company. The fair value of the assets held in the Rabbi Trust and the liability to plan participants as of December 31, 2014 and 2013, totaling approximately $37.4 million and $34.7 million, respectively, were included in other assets and other liabilities in the Company’s consolidated balance sheets. Company contributions under the defined contribution plans were approximately $8.1 million in 2014, $8.0 million in 2013 and $7.6 million in 2012.

Note 19.	Business Segment Information

The Company’s operations involve servicing its patients and customers through its Home Health, Hospice, and Community Care segments.

Home Health

The Home Health segment is comprised of direct home nursing and therapy services operations, including specialty programs. The Company conducts direct home nursing and therapy services operations through licensed and Medicare-certified agencies, located in 38 states, from which the Company provides various combinations of skilled nursing and therapy services and paraprofessional nursing services to adult and elder patients. The Company’s direct home nursing and therapy services operations also deliver services to its customers through focused specialty programs that include:

•	Gentiva Orthopedics, which provides individualized home orthopedic rehabilitation services to patients recovering from joint replacement or other major orthopedic surgery;

•	Gentiva Safe Strides®, which provides therapies for patients with balance issues who are prone to injury or immobility as a result of falling;

•	Gentiva Cardiopulmonary, which helps patients and their physicians manage heart and lung health in a home-based environment;

•	Gentiva Neurorehabilitation, which helps patients who have experienced a neurological injury or condition by removing the obstacles to healing in the patient’s home; and

•	Gentiva Senior Health, which addresses the needs of patients with age-related diseases and issues to effectively and safely stay in their homes.

In addition, through May 31, 2012, the Company provided consulting services to home health agencies, which included operational support, billing and collection activities, and on-site agency support and consulting. See Note 4 for additional information.

Hospice

The Hospice segment serves terminally ill patients and their families through Medicare-certified providers operating in 30 states. Comprehensive management of the healthcare services and products needed by hospice patients and their families are provided through the use of an interdisciplinary team. Depending on a patient’s needs, each hospice patient is assigned an interdisciplinary team comprised of a physician, nurse(s), home health aide(s), medical social worker(s), chaplain, dietary counselor and bereavement coordinator, as well as other care professionals.

The Hospice segment also delivers services through focused specialty programs that include:

•	Memory Care Specialty Program, which provides an individualized disease management program addressing the physical needs specific to Alzheimer’s and dementia patients and support mechanisms for their caregivers; and

•	Cardiac Specialty Program, which helps patients and their physicians aggressively manage symptoms associated with heart disease, focusing on quality of life and pain control.

Community Care

The Community Care segment serves patients who have chronic or long-term disabilities who need help with routine personal care operating in 4 states: Texas, Missouri, Oklahoma and North Carolina. These services include help with personal needs, such as bathing and dressing, and household activities, such as laundry and shopping, all of which help enable the patient to remain at home. Community Care services are funded primarily through state Medicaid programs which vary state to state.

Corporate Expenses

Corporate expenses consist of costs relating to executive management and corporate and administrative support functions that are not directly attributable to a specific segment, including equity-based compensation expense. Corporate and administrative support functions represent primarily information services, accounting and finance, tax compliance, risk management, procurement, marketing, clinical administration, training, legal and human resource benefits and administration.

Other Information

The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization and net interest costs, but include revenues and all other costs (including special items) directly attributable to the specific segment. Segment assets represent net accounts receivable, identifiable intangible assets, goodwill, and certain other assets associated with segment activities. All other assets are assigned to corporate assets for the benefit of all segments for the purposes of segment disclosure.

Segment net revenues by major payer source were as follows (in millions):

	Home Health	Hospice	Community Care	Total
For the year ended December 31, 2014
Medicare	$863.0	$650.4	$—	$1,513.4
Medicaid and Local Government	34.4	24.4	225.2	284.0
Commercial Insurance and Other:
Paid at episodic rates	81.1	—	—	81.1
Other	91.9	18.8	3.7	114.4

Total net revenues	$1,070.4	$693.6	$228.9	$1,992.9

For the year ended December 31, 2013
Medicare	$787.3	$667.9	$—	$1,455.2
Medicaid and Local Government	43.8	28.3	44.5	116.6
Commercial Insurance and Other:
Paid at episodic rates	59.6	—	—	59.6
Other	75.1	19.0	1.1	95.2

Total net revenues	$965.8	$715.2	$45.6	$1,726.6

For the year ended December 31, 2012
Medicare	$749.0	$715.5	$—	$1,464.6
Medicaid and Local Government	46.8	27.7	—	74.4
Commercial Insurance and Other:
Paid at episodic rates	85.2	—	—	85.2
Other	67.0	21.6	—	88.6

Total net revenues	$948.0	$764.8	$—	$1,712.8

Segment information about the Company’s operations is as follows (in thousands):

	Home Health		Hospice		Community Care		Total
For the year ended December 31, 2014
Net revenue	$1,070,438		$693,601		$228,905		$1,992,944

Operating contribution	$148,397	(1)	$95,542	(1)	$34,688	(1)	$278,627

Corporate expenses							(111,258	)(1)
Depreciation and amortization							(27,484)
Interest expense and other, net							(98,543)

Income before income taxes and equity in earnings of affiliate							$41,342

Segment assets	$404,170		$340,794		175,298		$920,262

Corporate assets							329,721

Total assets							$1,249,983

For the year ended December 31, 2013
Net revenue	$965,848		$715,190		$45,606		$1,726,644

Operating contribution	$113,809	(1)	$78,810	(1)	$6,385		$199,004

Corporate expenses							(96,146	)(1)
Goodwill, intangibles and other long-lived asset impairment							(612,380	)(2)
Depreciation and amortization							(24,621)
Interest expense and other, net							(110,384	)(3)

Loss before income taxes and equity in loss of affiliate							$(644,527)

Segment assets	$406,367		$348,445	(2)	$172,308		$927,120

Corporate assets							326,348	(2)

Total assets							$1,253,468

For the year ended December 31, 2012
Net revenue	$948,019		$764,785		$—		$1,712,804

Operating contribution	$125,445	(1)	$133,133	(1)	$—		$258,578

Corporate expenses							(83,700	)(1)
Goodwill, intangibles and other long-lived asset impairment							(19,132	)(2)
Depreciation and amortization							(26,581)
Gain on sale of assets and businesses, net							8,014
Interest expense and other, net							(89,947	)(3)

Income before income taxes and equity in earnings of affiliate							$47,232

Segment assets	$242,603	(2)	$855,614	(2)	$—		$1,098,217

Corporate assets							409,829

Total assets							$1,508,046

(1)	For the years ended December 31, 2014, 2013 and 2012, the Company recorded charges relating to cost savings initiatives and other restructuring costs, acquisition and integration costs and legal settlements of $11.6 million, $27.5 million and $5.7 million, respectively. See Note 10 for additional information.

The charges were reflected as follows for segment reporting purposes (in millions):

	2014	2013	2012
Home Health	$0.9	$3.3	$5.6
Hospice	6.2	8.2	0.4
Community Care	0.1	—	—
Corporate expenses	4.4	16.0	(0.3)

Total	$11.6	$27.5	$5.7

(2)	At December 31, 2013, the Company performed an impairment test for its Home Health, Hospice and Community Care segments. Based on this assessment, the Company recorded non-cash impairment charges relating to the goodwill and intangibles of its Hospice segment of approximately $399.7 million and $2.0 million, respectively, for the year 2013.

At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit. Based on the results of the interim impairment test, the Company recorded a non-cash impairment charge relating to goodwill of approximately $207.2 million. As part of that analysis, the Company reviewed the valuation of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company’s hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million. In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge, related to developed software, of approximately $1.6 million. Hospice and corporate assets were reduced by $207.2 million and $3.5 million, respectively, as a result of these impairments.

For the year ended December 31, 2012, the Company recorded non-cash impairment charges associated with a write-off of its trade name intangibles of $19.1 million in connection with the Company’s initiative to re-brand its operations under the Gentiva name. Home Health and Hospice assets were reduced by $6.0 million and $13.1 million, respectively, as of December 31, 2012 as a result of the impairment.

(3)	For the year ended December 31, 2013, interest expense and other, net included charges of $19.1 million relating to the write-off of deferred debt issuance costs and fees associated with the Company entering a new credit agreement, dated October 18, 2013. In addition, for the year ended December 31, 2012, interest expense and other, net included charges of $0.5 million relating to the write-off of deferred debt issuance costs associated with the revolving credit facility.

Note 20.	Supplemental Guarantor and Non-Guarantor Financial Information

In connection with the transaction discussed in Note 21, on December 18, 2014, Kindred completed a private placement of $750 million aggregate principal amount of 8.00% Senior Notes due 2020 (the “Notes due 2020”) and $600 million aggregate principal amount of 8.75% Senior Notes due 2023 (the “Notes due 2023” and, together with the Notes due 2020, the “Notes”) through its 100% owned subsidiary Kindred Escrow Corp. II (the “Escrow Issuer”). The Notes were issued pursuant to the indentures, each dated as of December 18, 2014 (the “Indentures”), between the Escrow Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Immediately following the consummation of the transaction on February 2, 2015, pursuant to the first supplemental indentures, each dated as of February 2, 2015 (the “Supplemental Indentures”), among Kindred, the subsidiary guarantors named therein and the Trustee, Kindred assumed all of Escrow Issuer’s obligations under the Notes and the Indenture and the subsidiary guarantors (including Gentiva Health Services, Inc. and certain of its subsidiaries consistent with the subsidiary guarantors structure that existed for Gentiva’s public debt as described below) became parties to the Indentures. Escrow Issuer was concurrently merged with and into Kindred.

Gentiva’s guarantor subsidiaries were also guarantors to the Company’s debt securities which were registered under the Securities Act of 1933, as amended, as of December 31, 2014.

The condensed consolidating financial statements presented below are provided pursuant to Rule 3-10 of Regulation S-X. Separate financial statements of each subsidiary guaranteeing Gentiva’s and Kindred’s debt securities are not presented because the guarantor subsidiaries are jointly and severally, fully and unconditionally liable under the guarantees, subject to certain customary release provisions and 100 percent owned by the Company, and the Company’s financial statements include the following condensed consolidating financial statements. There are no restrictions on the ability to obtain funds from these subsidiaries by dividends or other means.

The following condensed consolidating financial statements include the balance sheets as of December 31, 2014 and December 31, 2013, statements of comprehensive income for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 and statements of cash flows for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 of (i) Gentiva Health Services, Inc., (ii) its guarantor subsidiaries on a combined basis, and (iii) its non-guarantor subsidiaries on a combined basis, in each case, reflecting investments in its consolidated subsidiaries under the equity method of accounting, along with eliminations necessary to arrive at the information for the Company on a consolidated basis. The condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements.

Condensed Consolidating Balance Sheet

December 31, 2014

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$103,596	$—	$32,199	$—	$135,795
Receivables, net	—	290,462	36,804	(27,811)	299,455
Deferred tax assets, net	—	24,176	2,007	—	26,183
Prepaid expenses and other current assets	—	28,520	10,841	—	39,361

Total current assets	103,596	343,158	81,851	(27,811)	500,794
Notes receivable from CareCentrix	—	25,000	—	—	25,000
Fixed assets, net	—	38,724	573	—	39,297
Intangible assets, net	—	243,980	2,600	—	246,580
Goodwill	—	367,751	6,474	—	374,225
Investment in subsidiaries	752,669	25,236	—	(777,905)	—
Other assets	23,134	40,946	7	—	64,087

Total assets	$879,399	$1,084,795	$91,505	$(805,716)	$1,249,983

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$53,075	$—	$—	$—	$53,075
Accounts payable	—	11,009	—	—	11,009
Other current liabilities	1,979	257,619	62,439	(27,811)	294,226

Total current liabilities	55,054	268,628	62,439	(27,811)	358,310
Long-term debt	1,099,532	—	—	—	1,099,532
Deferred tax liabilities, net	—	11,620	—	—	11,620
Other liabilities	6,318	51,878	—	—	58,196
Total Gentiva shareholders’ (deficit) equity	(281,505)	752,669	25,236	(777,905)	(281,505)
Non-controlling interests	—	—	3,830	—	3,830

Total (deficit) equity	(281,505)	752,669	29,066	(777,905)	(277,675)

Total liabilities and shareholders’ equity (deficit)	$879,399	$1,084,795	$91,505	$(805,716)	$1,249,983

Condensed Consolidating Balance Sheet

December 31, 2013

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$55,388	$—	$31,569	$—	$86,957
Receivables, net	—	284,637	33,878	(28,610)	289,905
Deferred tax assets, net	—	25,845	2,308	—	28,153
Prepaid expenses and other current assets	—	52,971	11,775	—	64,746

Total current assets	55,388	363,453	79,530	(28,610)	469,761
Note receivable from CareCentrix	—	28,471	—	—	28,471
Fixed assets, net	—	48,855	520	—	49,375
Intangible assets, net	—	251,127	2,600	—	253,727
Goodwill	—	379,880	3,607	—	383,487
Investment in subsidiaries	782,470	23,493	—	(805,963)	—
Other assets	28,266	40,375	6	—	68,647

Total assets	$866,124	$1,135,654	$86,263	$(834,573)	$1,253,468

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$45,325	$—	$—	$—	$45,325
Accounts payable	—	15,377	282	—	15,659
Other current liabilities	—	283,483	59,613	(28,610)	314,486

Total current liabilities	45,325	298,860	59,895	(28,610)	375,470
Long-term debt	1,124,432	—	—	—	1,124,432
Deferred tax liabilities, net	—	8,483	—	—	8,483
Other liabilities	7,243	45,841	—	—	53,084
Total Gentiva shareholders’ (deficit) equity	(310,876)	782,470	23,493	(805,963)	(310,876)
Non-controlling interests	—	—	2,875	—	2,875

Total (deficit) equity	(310,876)	782,470	26,368	(805,963)	(308,001)

Total liabilities and shareholder’s equity (deficit)	$866,124	$1,135,654	$86,263	$(834,573)	$1,253,468

Condensed Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2014

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$1,941,968	$66,158	$(15,182)	$1,992,944
Cost of services sold	—	1,055,455	41,721	(15,182)	1,081,994

Gross profit	—	886,513	24,437	—	910,950
Selling, general and administrative expenses	—	(749,447)	(21,618)	—	(771,065)
Interest (expense) and other, net	(98,754)	—	211	—	(98,543)
Equity in earnings of subsidiaries	82,574	2,064	—	(84,638)	—

(Loss) income before income taxes	(16,180)	139,130	3,030	(84,638)	41,342
Income tax benefit (expense)	39,502	(56,066)	(730)	—	(17,294)
Equity in earnings of CareCentrix	—	(490)	—	—	(490)

Net income	23,322	82,574	2,300	(84,638)	23,558
Non-controlling interests	—	—	(236)	—	(236)

Net income attributable to Gentiva shareholders	$23,322	$82,574	$2,064	$(84,638)	$23,322

Comprehensive income	$23,322	$82,574	$2,300	$(84,638)	$23,558

Condensed Consolidating Statement of Comprehensive (Loss) Income

For the Year Ended December 31, 2013

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$1,677,892	$63,985	$(15,233)	$1,726,644
Cost of services sold	—	905,799	51,614	(15,233)	942,180

Gross profit	—	772,093	12,371	—	784,464
Selling, general and administrative expenses	—	(686,997)	(19,230)	—	(706,227)
Goodwill, intangibles and other long-lived asset impairment	—	(612,380)	—	—	(612,380)
Interest (expense) and other, net	(110,477)	—	93	—	(110,384)
Equity in earnings of subsidiaries	(536,764)	(4,710)	—	541,474	—

(Loss) income before income taxes	(647,241)	(531,994)	(6,766)	541,474	(644,527)
Income tax benefit (expense)	42,180	(4,770)	2,543	—	39,953

Net (loss) income	(605,061)	(536,764)	(4,223)	541,474	(604,574)
Non-controlling interests	—	—	(487)	—	(487)

Net (loss) income attributable to Gentiva shareholders	$(605,061)	$(536,764)	$(4,710)	$541,474	$(605,061)

Comprehensive (loss) income	$(605,061)	$(536,764)	$(4,223)	$541,474	$(604,574)

Condensed Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2012

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$1,666,368	$61,656	$(15,220)	$1,712,804
Cost of services sold	—	884,903	39,058	(15,220)	908,741

Gross profit	—	781,465	22,598	—	804,063
Selling, general and administrative expenses	—	(638,975)	(16,791)	—	(655,766)
Goodwill, intangibles and other long-lived asset impairment	—	(19,132)	—	—	(19,132)
Gain on sale of assets and businesses, net	—	8,014	—	—	8,014
Interest (expense) and other, net	(90,054)	—	107	—	(89,947)
Equity in earnings of subsidiaries	79,622	3,038	—	(82,660)	—

(Loss) income before income taxes and equity in net earnings of CareCentrix	(10,432)	134,410	5,914	(82,660)	47,232
Income tax benefit (expense)	37,228	(52,487)	(1,992)	—	(17,251)
Equity in net earnings of CareCentrix	—	(2,301)	—	—	(2,301)

Net income	26,796	79,622	3,922	(82,660)	27,680
Non-controlling interests	—	—	(884)	—	(884)

Net income attributable to Gentiva shareholders	$26,796	$79,622	$3,038	$(82,660)	$26,796

Comprehensive income	$26,796	$79,622	$3,922	$(82,660)	$27,680

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2014

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(47,502)	$123,897	$151	$(1,138)	$75,408

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(11,040)	(238)	—	(11,278)
Proceeds from sale of businesses, net of cash transferred	—	2,900	—	(2,900)	—
Proceeds from the sale of assets	—	2,111	—	—	2,111
Capital contribution	—	(1,740)	—	1,740	—
Acquisition of businesses, net of cash acquired	—	(1,378)	(2,900)	2,900	(1,378)

Net cash used in investing activities	—	(9,147)	(3,138)	1,740	(10,545)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,092	—	—	—	4,092
Windfall tax benefits associated with equity-based compensation	3,623	—	—	—	3,623
Repurchase of shares for payroll tax withholdings related to share-based compensation	(5,696)	—	—	—	(5,696)
Payment of contingent consideration accrued at acquisition date	—	(250)	—	—	(250)
Repayment of long-term debt	(18,325)	—	—	—	(18,325)
Debt issuance costs	(188)	—	—	—	(188)
Minority interest capital contribution	—	—	1,160	—	1,160
Majority interest capital contribution	—	—	1,740	(1,740)	—
Distribution to minority interests	—	—	(441)	—	(441)
Distribution to majority interests	—	—	(1,138)	1,138	—
Net payments related to intercompany financing	112,204	(114,500)	2,296	—	—

Net cash provided by (used in) financing activities	95,710	(114,750)	3,617	(602)	(16,025)

Net change in cash and cash equivalents	48,208	—	630	—	48,838
Cash and cash equivalents at beginning of year	55,388	—	31,569	—	86,957

Cash and cash equivalents at end of year	$103,596	$—	$32,199	$—	$135,795

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2013

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:

Net cash (used in) provided by operating activities	$(29,406)	$80,977	$(10,429)	$(4,037)	$37,105

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(18,706)	(369)	—	(19,075)
Proceeds from sale of businesses, net of cash transferred	—	508	—	—	508
Proceeds from the sale of assets	—	203	—	—	203
(Payments to) proceeds from affiliates	—	(7,400)	—	7,400	—
Acquisition of businesses, net of cash acquired	—	(356,935)	(2,500)	—	(359,435)

Net cash used in investing activities	—	(382,330)	(2,869)	7,400	(377,799)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,231	—	—	—	3,231
Windfall tax benefits associated with equity-based compensation	119	—	—	—	119
Payment of contingent consideration accrued at acquisition date	—	(1,675)	—	—	(1,675)
Proceeds from issuance of debt	817,525	—	—	—	817,525
Borrowings under revolving credit facility	27,000	—	—	—	27,000
Intercompany dividend	—	—	(2,300)	2,300	—
Repayment of long-term debt	(610,182)	—	—	—	(610,182)
Debt issuance costs	(15,187)	—	—	—	(15,187)
Investment in affiliate	—	—	5,000	(5,000)	—
Minority interest capital contribution	—	—	1,600	—	1,600
Majority interest capital contribution	—	—	2,400	(2,400)	—
Distribution to minority interests	—	—	(750)	—	(750)
Distribution to majority interests	—	—	(1,737)	1,737	—
Other	(889)	(28)	(165)	—	(1,082)
Net payments related to intercompany financing	(302,963)	303,056	(93)	—	—

Net cash (used in) provided by financing activities	(81,346)	301,353	3,955	(3,363)	220,599

Net change in cash and cash equivalents	(110,752)	—	(9,343)	—	(120,095)
Cash and cash equivalents at beginning of year	166,140	—	40,912	—	207,052

Cash and cash equivalents at end of year	$55,388	$—	$31,569	$—	$86,957

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2012

(In thousands)

	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(18,089)	$138,316	$5,741	$—	$125,968

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(11,609)	(170)	—	(11,779)
Proceeds from sale of businesses, net of cash transferred	—	9,220	—	—	9,220
Acquisition of businesses, net of cash acquired	—	(22,335)	—	—	(22,335)

Net cash used in investing activities	—	(24,724)	(170)	—	(24,894)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,980	—	—	—	3,980
Windfall tax benefits associated with equity-based compensation	88	—	—	—	88
Repayment of long-term debt	(52,943)	—	—	—	(52,943)
Repurchase of common stock	(4,974)	—	—	—	(4,974)
Debt issuance costs	(4,125)	—	—	—	(4,125)
Distribution to minority interests	4,673	(28)	(5,470)	—	(825)
Other	(135)	—	—	—	(135)
Net payments related to intercompany financing	113,564	(113,564)	—	—	—

Net cash provided by (used in) financing activities	60,128	(113,592)	(5,470)	—	(58,934)

Net change in cash and cash equivalents	42,039	—	101	—	42,140
Cash and cash equivalents at beginning of year	124,101	—	40,811	—	164,912

Cash and cash equivalents at end of year	$166,140	$—	$40,912	$—	$207,052

Note 21.	Subsequent Event

On October 9, 2014, Kindred Healthcare, Inc. (“Kindred”) and Gentiva Health Services, Inc. (“Gentiva”) announced that the companies entered into a definitive merger agreement under which Kindred will acquire all of the outstanding shares of Gentiva common stock for $19.50 per share in a combination of cash and stock. The agreement was unanimously approved by the boards of directors of both companies.

Under the terms of the agreement, Gentiva shareholders received $14.50 per share in cash and 0.257 shares of Kindred common stock. The transaction is valued at approximately $1.8 billion, including the assumption of net debt. The transaction closed effective February 2, 2015.

GENTIVA HEALTH SERVICES, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at beginning of period	Additions charged to costs and expenses	Deductions	Balance at end of period
Allowance for Doubtful Accounts:
For the year ended December 31, 2014	$10,680	$6,119	$(5,595)	$11,204
For the year ended December 31, 2013	8,777	6,730	(4,827)	10,680
For the year ended December 31, 2012	11,562	4,066	(6,851)	8,777

Valuation allowance on deferred tax assets:
For the year ended December 31, 2014	$3,641	$—	$(236)	$3,405
For the year ended December 31, 2013	2,878	763	—	3,641
For the year ended December 31, 2012	4,667	—	(1,789)	2,878